_______________________________________________________________________________






                             PURCHASE AND SALE AGREEMENT


                                    BY AND BETWEEN


                           GRANITE BROADCASTING CORPORATION

                                         AND


                                    WXON-TV, INC.








                                     DATED AS OF


                                   DECEMBER 2, 1996





_______________________________________________________________________________

                                  TABLE OF CONTENTS

                                                                            PAGE

1.  DEFINITIONS.............................................................  1
    1.1  DEFINED TERMS......................................................  1
    1.2  ACCOUNTING TERMS................................................... 10
    1.3  OTHER DEFINITION PROVISIONS........................................ 10

2.  PURCHASE OF BROADCASTING ASSETS, PURCHASE PRICE AND
    METHOD OF PAYMENT....................................................... 11
    2.1  PURCHASE OF BROADCASTING ASSETS.................................... 11
    2.2  CONSIDERATION; PRORATION; ALLOCATION OF PURCHASE PRICE............. 11
    2.3  ACCOUNTS RECEIVABLE................................................ 18
    2.4  ASSUMPTION OF OBLIGATIONS.......................................... 19

3.  FCC CONSENT............................................................. 21
    3.1  APPLICATION AND REQUEST............................................ 21
    3.2  FINAL ORDER........................................................ 22

4.  REPRESENTATIONS AND WARRANTIES OF SELLER................................ 23
    4.1  ORGANIZATION AND STANDING.......................................... 23
    4.2  AUTHORIZATION AND BINDING OBLIGATIONS.............................. 24
    4.3  NO CONTRAVENTION; CONSENTS......................................... 24
    4.4  S CORPORATION STATUS............................................... 25
    4.5  TITLE TO ASSETS.................................................... 26
    4.6  CONDITION OF ASSETS; CAPITAL EXPENDITURES.......................... 27
    4.7  LICENSES AND AUTHORIZATIONS........................................ 28
    4.8  CONTRACTS.......................................................... 29
    4.9  FRANCHISES, TRADEMARKS AND TRADE NAMES............................. 30
    4.10 EMPLOYEE AGREEMENTS AND PLANS; ERISA............................... 31
    4.11 FINANCIAL STATEMENTS; LIABILITIES.................................. 32
    4.12 LITIGATION; VIOLATIONS............................................. 33
    4.13 COMPLAINTS......................................................... 34
    4.14 REPORTS............................................................ 35
    4.15 MISCELLANEOUS...................................................... 35
    4.16 RECENT TRANSACTIONS................................................ 35
    4.17 TAXES.............................................................. 36
    4.18 ENVIRONMENTAL MATTERS.............................................. 37
    4.19 LABOR.............................................................. 37
    4.20 RESERVED........................................................... 38
    4.21 RESERVED........................................................... 38
    4.22 INSURANCE.......................................................... 38
    4.23 SOLVENCY; NET WORTH................................................ 38

5.  REPRESENTATIONS AND WARRANTIES OF BUYER................................. 38
    5.1  ORGANIZATION AND STANDING.......................................... 38
    5.2  AUTHORIZATION AND BINDING OBLIGATIONS.............................. 39
    5.3  NO CONTRAVENTION................................................... 39
    5.4  LITIGATION......................................................... 40


                                                                            PAGE

    5.5  NO MISLEADING STATEMENTS........................................... 40
    5.6  QUALIFICATIONS AS BROADCASTING LICENSEE............................ 40
    5.7  FINANCIAL CAPACITY................................................. 41
    5.8  DUE DILIGENCE...................................................... 41

6.  ACCESS AND INFORMATION.................................................. 43

7.  CONDUCT OF BUSINESS TO CLOSING.......................................... 44
    7.1  SELLER............................................................. 44
    7.2  BUYER'S COVENANTS.................................................. 50

8.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES.................. 51
    8.1  CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER.................... 51
    8.2  CONDITIONS TO OBLIGATIONS OF SELLER................................ 57

9.  INSTRUMENTS OF CONVEYANCE AND TRANSFER.................................. 60
    9.1  INSTRUMENTS OF CONVEYANCE.......................................... 60
    9.2  INSTRUMENTS OF CONVEYANCE AND TRANSFER OF PERSONAL PROPERTY........ 60

10. EMPLOYEES............................................................... 62
    10.1 RESERVED........................................................... 62
    10.2 BUYER TO HIRE; PRORATIONS.......................................... 62
    10.3 NO LIABILITY FOR EMPLOYEE PLANS.................................... 62
    10.4 INDEMNITY.......................................................... 63

11. RISK OF LOSS; CASUALTY OR CONDEMNATION.................................. 63
    11.1 RISK OF LOSS....................................................... 63
    11.2 CASUALTY........................................................... 64
    11.3 REPAIR PARAMETERS.................................................. 65
    11.4 CONDEMNATION....................................................... 66
    11.5 FAILURE OF BROADCAST TRANSMISSION.................................. 66

12. BOOKS AND RECORDS....................................................... 66

13. POSSESSION AND CONTROL OF THE STATION................................... 67

14. BROKERS................................................................. 67

15. SURVIVAL; INDEMNIFICATION............................................... 68
    15.1 SURVIVAL........................................................... 68
    15.2 SELLER'S INDEMNIFICATION - BREACHES................................ 69
    15.3 SELLER'S SATISFACTION OF RETAINED LIABILITIES...................... 70
    15.4 BUYER'S INDEMNIFICATION............................................ 70
    15.5 LIMITATION ON OBLIGATIONS.......................................... 70
    15.6 TAXES.............................................................. 71
    15.7 INDEMNIFICATION CLAIM.............................................. 71
    15.8 NOTICE OF CLAIM.................................................... 72
    15.9 INDEMNITOR'S OBLIGATIONS........................................... 73

                                                                            PAGE
    15.10     DATE OF NOTICE OF CLAIM....................................... 74
    15.11     CONSENT OF INDEMNITEE......................................... 74

16. HART-SCOTT-RODINO FILINGS............................................... 74

17. RESERVED................................................................ 74

18. TERMINATION............................................................. 74
    18.1 BUYER.............................................................. 74
    18.2 WXON-TV, INC....................................................... 74
    18.3 MUTUAL CONSENT..................................................... 75
    18.4 BY WXON-TV, INC. UPON BREACH....................................... 75
    18.5 BY BUYER UPON BREACH............................................... 75
    18.6 SELLER OR BUYER.................................................... 75

19. RESERVED................................................................ 75

20. RESERVED................................................................ 75
    20.1 RESERVED........................................................... 75
    20.2 CONFIDENTIALITY.................................................... 75
    20.3 SPECIFIC PERFORMANCE............................................... 77

21. MISCELLANEOUS........................................................... 77
    21.1 DEFAULT GRACE PERIOD............................................... 77
    21.2 COSTS, EXPENSES, ETC............................................... 78
    21.3 FURTHER ASSURANCES................................................. 78
    21.4 NOTICE OF PROCEEDINGS.............................................. 79
    21.5 BULK SALES LAW..................................................... 79
    21.6 NOTICES............................................................ 79
    21.7 HEADINGS AND ENTIRE AGREEMENT; AMENDMENT........................... 80
    21.8 WAIVER............................................................. 81
    21.9 BINDING EFFECT AND ASSIGNMENT...................................... 81
    21.10     COUNTERPARTS.................................................. 81
    21.11     EXHIBITS, SCHEDULES AND ATTACHMENTS........................... 81
    21.12     RIGHTS CUMULATIVE............................................. 82
    21.13     GOVERNING LAW; JURISDICTION AND VENUE......................... 82
    21.14     SEVERABILITY.................................................. 82
    21.15     THIRD PARTY RIGHTS............................................ 82
    21.16     PRESS RELEASES................................................ 83
    21.17     SPECIFIC PERFORMANCE.......................................... 83
    21.18     PAYMENTS...................................................... 83
    21.19     NO RECOURSE................................................... 83
    21.20     RIGHT TO PAYMENTS............................................. 84
    21.21     FILING FEES................................................... 84
    21.22     TAX MATTERS................................................... 84

                                       EXHIBITS

Exhibit A          -    Prorated Obligations
Exhibit B          -    Form of Opinion of Seller's Counsel
Exhibit C          -    Form of Opinion of Buyer's Counsel


                                      SCHEDULES

Schedule 1-A       -    Leased Real Property of the Station
Schedule 1-B       -    Owned and Leased Tangible Personal Property of the Station
Schedule 1-C       -    Network Affiliation Agreements and Other Operating Contracts
                        of the Station
Schedule 1-D       -    Licenses, Permits and Authorizations of the Station
Schedule 1-F       -    Retained Liabilities; Employee Plans
Schedule 2.2.5     -    Allocation of Purchase Price
Schedule 4.11      -    Financial Statements of WXON-TV, Inc.
Schedule 4.12      -    Schedule of Litigation and Claims of the Station
Schedule 4.19.2    -    Employee Matters
Schedule 4.22      -    Insurance


                             PURCHASE AND SALE AGREEMENT


    THIS AGREEMENT, dated as of December 2, 1996, by and between GRANITE BROADCASTING CORPORATION, a Delaware corporation ("Buyer"), and WXON-TV, INC., a Michigan corporation ("WXON-TV, Inc." or "Seller").

                                     WITNESSETH:

    WHEREAS, WXON-TV, Inc. owns and operates, under license from the Federal Communications Commission (the "FCC"), television station WXON, Channel 20, Detroit, Michigan and its auxiliary facilities (the "Station"), including all the Broadcasting Assets (as hereinafter defined);

    WHEREAS, Buyer desires to purchase all of the Broadcasting Assets from WXON-TV, Inc. and to obtain from WXON-TV, Inc. assignment of all the Station Licenses (as hereinafter defined), and WXON-TV, Inc. desires to sell all of the Broadcasting Assets and to assign to Buyer all the Station Licenses, all in accordance with the terms and conditions herein set forth; and

    NOW, THEREFORE, in consideration of the premises contained herein and for the other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

    1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

         1.1  DEFINED TERMS.

         "ACCOUNTS RECEIVABLE" means billed and unbilled accounts receivable of WXON-TV, Inc. as of the Effective Time for services rendered or products delivered or used on or prior to that time for the benefit of the Station and listed on a Schedule to be delivered by WXON-TV, Inc. to Buyer on the Closing Date with any adjustment thereto to be delivered within five (5) business days of the Closing Date.

         "AGREEMENT" means this Purchase and Sale Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

         "ASSUMED OBLIGATIONS" has the meaning set forth in Section 2.4.2 hereof.

         "BROADCASTING ASSETS" means real, personal and mixed assets, both tangible and intangible (including the business of the Station as a "going concern"), of every kind, nature and description of the Station, other than the Excluded Assets (as hereinafter defined), which are expressly excluded from the definition of Broadcasting Assets and shall be retained by WXON-TV, Inc., and except as otherwise provided in this Agreement, Broadcasting Assets shall include all such assets existing on the date of this Agreement and all such assets acquired between the date hereof and the Closing Date, including:

              (a) the Studio and all leasehold interests, estates and improvements of every kind and description, together with all buildings, structures and improvements of every nature located thereon, owned or held and used by or useful to Seller in connection with the business and operations of the Station as of the date hereof (which assets are expressly identified in

SCHEDULE 1-A hereto) and acquired between the date hereof and the Closing Date;

              (b) all broadcasting and other equipment, office furniture, fixtures, tapes, machinery, office materials and supplies, spare parts, tubes and other tangible personal property of every kind and description owned, leased or held and used by or useful to Seller in connection with the business and operations of the Station on the date hereof, which assets are expressly identified in SCHEDULE 1-B hereto (which schedule shall indicate whenever possible the age of, price paid for and carrying value of any and all capitalized broadcasting equipment), and any additions, improvements and replacements thereto between the date hereof and the Closing Date, together with all warranties, rights and claims relating to the assets listed in this paragraph (b);

              (c) all Contracts (as defined in Section 4.8), agreements and commitments relating to the business and operations of the Station, other than Excluded Assets, on the date hereof, which contracts, agreements and commitments are expressly identified on SCHEDULES 1-A (OWNED AND LEASED REAL PROPERTY OF THE STATION), 1-B (OWNED AND LEASED TANGIBLE PERSONAL PROPERTY OF THE STATION) AND 1-C (NETWORK AFFILIATION, PROGRAMMING CONTRACTS, ADVERTISING AGREEMENTS AND OTHER OPERATING CONTRACTS OF THE STATION) hereto, together with all contracts, agreements and commitments, that have been entered into between the date hereof and the Closing Date as expressly permitted by this Agreement;

              (d) (i) all Station Licenses and (ii) any other permits, licenses and authorizations issued or granted by any Governmental Authority and useful to Seller in connection with the business and operations of the Station as of the date hereof and any applications therefor, as expressly identified in
SCHEDULE 1-D hereto, and any additions, renewals and extensions thereto between the date hereof and the Closing Date;

              (e) the books and records of the Station necessary for the ownership or operation of the Station or the Broadcasting Assets;

              (f) all franchises, trademarks, patents, tradenames, service marks, promotional materials, slogans, intellectual property rights and interests, call letters, telephone numbers, copyrights in literary property of any kind, know-how, jingles and privileges, if any, owned or held and used by or useful to the Station or Seller in connection with the business and operations of the Station as of the date hereof, and those acquired between the date hereof and the Closing Date;

              (g) all of Seller's goodwill in and going concern value of the Station; and

              (h) all of the Seller's prepaid expenses useful by Buyer in the operation of the Station after the Effective Time, to the extent paid for by Buyer pursuant to Section 2.2 hereof.

         "BUYER" has the meaning set forth in the recitals hereto.

         "CLOSING" means the consummation of the purchase, assignment and sale of the Broadcasting Assets as contemplated hereby.

         "CLOSING DATE" means a time and business date to be selected by Buyer, which date shall be between the date of release of an Initial Order and April 1, 1997, subject to the provisions of the Side Letter, or if the Buyer and WXON-TV, Inc. mutually agree a different time and date.

         "CLOSING PLACE" means the offices of Akin, Gump, Strauss, Hauer &
Feld, L.L.P., 1333 New Hampshire Avenue, N.W., Suite 400, Washington, D.C. 20036 or such other place as the Buyer and WXON-TV, Inc. may agree.

         "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as in effect from time to time.

         "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended, and the rules, regulations and policies promulgated thereunder, as in effect from time to time.

         "CONTRACTS" has the meaning set forth in Section 4.8 hereof.

         "DATE OF NOTICE OF CLAIM" has the meaning set forth in Section 15.10 hereof.

         "EFFECTIVE TIME" means 12:01 a.m. on the Closing Date.

         "EMPLOYEE PLAN" means the plans or agreements the Seller has maintained within six years of the date of this Agreement for current employees, former employees, or retirees. Except as set forth in
Schedule 1-F, there are no Employee Plans.

         "ENCUMBRANCES" means mortgages, security interests, pledges, claims, liens, charges, covenants, easements, rights of way, restrictions, encroachments, leases, occupancies, tenancies, options, preemptive purchase or other rights or any other encumbrances whatsoever.

         "ENVIRONMENT" means flora, fauna, soil, surface water, groundwater, drinking water, subsurface strata, or ambient air.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, as in effect from time to time.

         "ESTIMATED PURCHASE PRICE" has the meaning set forth in Section 2.2.4 hereof.

         "EXCLUDED ASSETS" means: (a) Accounts Receivable and other receivables including those from related persons; (b) cash on hand and in bank accounts and marketable securities; (c) any Contract, commitment or agreement listed on
SCHEDULE 1-F (EXCLUDED CONTRACTS; EMPLOYEE PLANS); (d) notes receivable; and (e) prepaid taxes and other expenses and Code Section 444 deposits (each to the extent not Prorated Obligations).

         "EY" has the meaning set forth in Section 7.1.8 hereof.

         "FCC" has the meaning set forth in the recitals hereto.

         "FCC APPLICATIONS" has the meaning set forth in Section 3.1 hereto.

         "FINAL ORDER" means an order of the FCC granting its consent to the applications referred to in Section 3.1 below, which order has become final. For purposes of this Agreement, "final" shall mean action by the FCC: (a) which has not been vacated, reversed, stayed, set aside, annulled or suspended; (b) with respect to which no timely appeal, request for stay, or petition for rehearing, reconsideration or review by any Person or Governmental Authority or by the FCC on its motion, is pending; and (c) as to which the time for filing any such appeal, request, petition, or similar document or for the reconsideration or review by the FCC on its own motion, has expired.

         "FINANCIAL INFORMATION" has the meaning set forth in Section 4.11 hereof.

         "GAAP" means generally accepted accounting principles in effect in the United States of America at the time of determination, and which are consistently applied.

         "GOVERNMENTAL AUTHORITY" means any court or federal, state, municipal or other governmental authority, department, commission, board, agency or instrumentality, or any employee or agent thereof.

         "GROUND LEASE" means the lease dated as of July 7, 1966 by and between Kaiser Broadcasting Corporation and United Broadcasting Corporation, as amended on April 20, 1981, as assigned to WXON-TV, Inc. and as amended on February 29, 1984 and as amended on April 30, 1991 and October 1, 1996.

         "HSRA" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, as in effect from time to time.

         "INDEMNITEE" has the meaning set forth in Section 15.7 hereof.

         "INDEMNITOR" has the meaning set forth in Section 15.7 hereof.

         "INITIAL ORDER" shall mean the grant of the application to assignment of the Station Licenses from Seller to Buyer or a subsidiary thereof by the FCC acting under delegated authority, which grant shall have been reported in the Federal Register or the FCC Public Notices, but which grant is not yet a Final Order.

         "LIABILITIES" means all obligations, indebtedness, commitments, and other items constituting "liabilities" under GAAP, whether direct or indirect, absolute, accrued, contingent, or otherwise, or due or to become due, asserted or unasserted, matured or unmatured, including without limitation trade accounts payable, accrued liabilities for payroll and related expenses, film contract rights, obligations for borrowed money or for the deferred purchase price of property or services.

         "NOTICE OF CLAIM" has the meaning set forth in Section 15.7 hereof.

         "OFFICE LEASE" means the office lease dated August 1991 between Hall American Center Associates, Limited Partnership and WXON-TV, Inc.

         "PENSION PLAN" means an employee pension benefit plan as defined in
Section 3(2) of ERISA.

         "PERSON" shall mean any natural person, corporation, partnership, limited liability company, firm, joint venture, joint-stock company, trust, association, unincorporated entity of any kind, trust, governmental or regulatory body or other entity.

         "PRE-CLOSING INCURRED OBLIGATIONS" has the meaning set forth in
Section 2.2.3(a) hereof.

         "PRE-CLOSING PAID OBLIGATIONS" has the meaning set forth in Section 2.2.3(a) hereof.

         "PRORATED OBLIGATIONS" has the meaning set forth in Section 2.2.3(a) hereof.

         "PRORATION STATEMENT" has the meaning set forth in Section 2.2.3(a) hereof.

         "PURCHASE PRICE" has the meaning set forth in Section 2.2.1 hereof.

         "REPAIR COST" has the meaning set forth in Section 11.2 hereof.

         "RETAINED LIABILITIES" means all Liabilities and other obligations of the Seller and/or the Station which are not Assumed Obligations.

         "SELLER" has the meaning set forth in the recitals hereto.

         "SIDE LETTER" has the meaning set forth in Section 21.7 hereof.

         "STUDIO" means the improvements and fixtures located at Southfield, Michigan owned by Seller, subject to the rights of the landlord pursuant to the Ground Lease.

         "THE STATION" has the meaning set forth in the recitals hereto.

         "THE STATION LICENSES" means all licenses, permits and authorizations issued or granted by the FCC for the ownership and operation of the Station and all applications therefor, all of which are listed in SCHEDULE 1-D hereto, together with any renewals, extensions or modifications thereof and additions thereto between the date hereof and the Closing Date.

         "TAX" or "TAXES" means all federal, state, local, foreign and other taxes, franchise, including income, estimated income, gross receipts, employment, license, payroll, excise, stamp, social security, unemployment, real property, personal property, sales, use, transfer and withholding taxes, including interest, penalties and additions in connection therewith, whether disputed or not.

         "WXON-TV, INC." has the meaning set forth in the recitals hereto.

         1.2 ACCOUNTING TERMS. All terms of an accounting nature not specifically defined herein shall have the respective meanings given to them under GAAP.

         1.3 OTHER DEFINITION PROVISIONS. The masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa. The words "herein," "hereof,"

"hereunder" and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular section or subsection.

    2.   PURCHASE OF BROADCASTING ASSETS, PURCHASE PRICE AND METHOD OF PAYMENT.

         2.1 PURCHASE OF BROADCASTING ASSETS. In accordance with the terms and upon satisfaction of the material conditions contained in this Agreement, at the Closing: (a) WXON-TV, Inc. shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from WXON-TV, Inc., the Broadcasting Assets;
(b) WXON-TV, Inc. shall assign and deliver to Buyer, and Buyer shall accept assignment from WXON-TV, Inc. of, the Station Licenses; and (c) WXON-TV, Inc. shall transfer and deliver to Buyer, and Buyer shall assume, the Assumed Obligations (as hereinafter defined).

         2.2  CONSIDERATION; PRORATION; ALLOCATION OF PURCHASE PRICE.

              2.2.1     PURCHASE PRICE.  The Purchase Price for the
Broadcasting Assets, shall be One Hundred Seventy-Five Million Dollars ($175,000,000), subject to adjustment pursuant to Sections 2.2.2 and 2.2.3 below. At the Closing, Buyer will pay to Seller by wire transfer of immediately available federal funds (pursuant to wire instructions that Seller shall deliver to Buyer prior to Closing) the Purchase Price, as adjusted pursuant to Sections
2.2.2 and 2.2.3 below less all payments theretofore made by Buyer to Seller.

              2.2.2 PRORATIONS. The Purchase Price shall be increased or decreased as required to effectuate the proration of expenses. All expenses arising from the operations of the Station and incurred by the Station, including but not limited to tower rental, business and license fees, utility charges, real and personal property taxes and assessments levied against the Broadcasting Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Broadcasting Assets under this Agreement), employee compensation (including wages and salaries, accrued sick leave, severance pay, personal days and earned vacation time), prepaid sales commissions that have been paid by Seller prior to Closing that relate to advertisements that will air and result in payments to Buyer after Closing and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs and liabilities allocable to the operations of the Station for the period on or prior to and including the Effective Time, and Buyer shall be responsible for all expenses, costs and obligations allocable to the operations of the Station for the period after the Effective Time as determined in accordance with Section 2.2.3 below, subject to the following:

                        (a) There shall be no adjustment for, and Seller shall remain solely liable with respect to, Liabilities and obligations under any Contracts listed on SCHEDULE 1-F (EXCLUDED CONTRACTS; EMPLOYEE PLANS) and all Retained Liabilities.

                        (b) All payments due under film or programming license agreements, which are recorded on the Seller's books at the gross amount due, will be assumed by the Buyer. However, any payments made for the month of closing will be prorated based on the number of days in the month allocable to the Seller, which were prior to the Effective Time, and to the Buyer, the number of days in such month after the Effective Time. For example, if closing occurs on the tenth of March the Seller will be responsible for 9-31 of all payments due for such month and the Buyer will be responsible for 22-31 of such payments.

    All obligations due after the Effective Time relating to programming rights will be paid by the Buyer pursuant to the underlying contracts assumed by the Buyer.

    Buyer will assume all programming contracts set forth on Schedule 1-C and underlying obligations in which the Seller is a party from and after the Effective Time.

    Seller will be reimbursed by Buyer for all prepayments and deposits paid for by the Seller for programming rights that have not been shown as of the Effective Time, as a Prorated Obligation.

                        (b) There shall be no adjustment for any difference between the value of the goods or services to be received by Seller as of the Effective Time under trade or barter agreements relating to the Station and the value of any advertising time remaining to be run by Seller as of the Effective Time under trade or barter agreements relating to the Station; PROVIDED, HOWEVER, that this provision shall not apply to barter arrangements that do not arise under programming contracts, which will be prorated.

              2.2.3 MANNER OF DETERMINING PRORATIONS. The Purchase Price, taking into account the adjustments and prorations outlined in Section 2.2.2, shall be determined in accordance with the following procedures:

                        (a) PRORATED OBLIGATIONS. WXON-TV, Inc. shall, no later than five (5) business days prior to the Closing Date, prepare a document (the "Proration Statement"), a copy of the form of which is attached as EXHIBIT A, listing by item, (i) all of the estimated expenses, costs, obligations and other Liabilities of the Station that are attributable to the operations of the Station, either in whole or in part, during the period after the Effective Time but either payable in advance prior to the Effective Time or in arrears after the Effective Time ("Prorated Obligations"). For each Prorated Obligation, there shall be listed (i) the estimated aggregate amount thereof remaining to be paid after the Effective Time, (ii) the amount of such Prorated Obligation incurred by the Seller or attributable to operations of the Station, on or prior to Effective Time ("Pre-Closing Incurred Obligations") and (iii) the actual amount paid by Seller with respect to such Prorated Obligation on or prior to Effective time ("Pre-Closing Paid Obligations").

                        (b) CLOSING ADJUSTMENT. The Purchase Price paid to WXON-TV, Inc. shall be adjusted on an estimated basis in accordance with
Section 2.2.3(a) at Closing (with a final adjustment to be completed in accordance with Section 2.2.3(c) below):
(i) upward dollar-for-dollar by the amount, if any, by which Pre-Closing Paid Obligations exceed Pre-Closing Incurred Obligations; or (ii) downward dollar-for-dollar by the amount, if any, by which, Pre-Closing Incurred Obligations exceed Pre-Closing Paid Obligations.

                        (c)  POST-CLOSING ADJUSTMENT.

                             (i)  As promptly as possible after the Closing,
but in any event not later than thirty (30) days after the Closing Date, Buyer shall deliver to WXON-TV, Inc. a statement setting forth Buyer's determination of the Purchase Price and the calculation thereof pursuant to
Section 2.2.3(b). Buyer's statement shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.2.3(b), and such other information as may be reasonably requested by WXON-TV, Inc. If WXON-TV, Inc. disputes the amount of the Purchase Price determined by Buyer, it shall deliver to Buyer within thirty (30) days after its receipt of Buyer's statement a statement setting forth its determination of the amount of the Purchase Price.

                             (ii) Buyer and Seller shall use good faith
efforts to resolve any dispute involving the determination of the Purchase Price. If the parties are unable to resolve the dispute within thirty (30) days following the delivery of WXON-TV, Inc.'s statement pursuant to Section 2.2.3(c)(i), Buyer and WXON-TV, Inc. shall jointly designate an independent public accounting firm of national stature that has not been employed by any party hereto for the two years preceding the date of such designation, who shall be knowledgeable and experienced in the operation of television broadcasting stations, to arbitrate the dispute. The accounting firm's resolution of the dispute should the total value not exceed $100,000 shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any fees of this firm shall be split equally between Buyer and WXON-TV, Inc. If the total value exceeds $100,000, then either party may initiate suit against the other party to resolve the dispute in Oakland County, Michigan at any time prior to the first anniversary of the Closing Date.

              2.2.4 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by Buyer to WXON-TV, Inc. as follows:

                        (a) PAYMENT OF ESTIMATED PURCHASE PRICE AND AT CLOSING. The Purchase Price, adjusted by the estimated Closing adjustments pursuant to Section 2.2.3(b), is referred to as the "Estimated Purchase Price." The Estimated Purchase Price shall be paid to WXON-TV, Inc. at Closing, by wire transfer, in immediately available funds LESS the aggregate of all payments theretofore made by Buyer to Seller.

                        (b)  PAYMENTS TO REFLECT POST-CLOSING ADJUSTMENTS.

                             (i)  If the Purchase Price as finally determined
pursuant to Section 2.2.3(c) exceeds the Estimated Purchase Price, Buyer shall pay to WXON-TV, Inc., in immediately available funds within five business days after the date on which the Purchase Price is determined pursuant to Section 2.2.3(c), the difference between the Purchase Price and the Estimated Purchase Price.

                             (ii) If the Purchase Price as finally determined
pursuant to Section 2.2.3(c) is less than the Estimated Purchase Price, WXON-TV, Inc. shall pay to Buyer, in immediately available funds within five business days after the date on which the Purchase Price is determined pursuant to Section 2.2.3(c), the difference between the Purchase Price and the Estimated Purchase Price.

              2.2.5 ALLOCATION OF PURCHASE PRICE. Buyer and Seller agree that for the purpose of allocating the Purchase Price among the Broadcasting Assets, the fair market value of the Broadcast Assets transferred shall be as set forth in SCHEDULE 2.2.5. Buyer and Seller shall report the allocations consistently, to the extent permitted by law, on Internal Revenue Form 8594, which the parties shall cooperate in preparing and which the parties will timely file with the Internal Revenue Service. If any taxing authority makes or proposes an allocation of the Purchase Price that differs materially from that contained in the SCHEDULE 2.2.5, Buyer and WXON-TV, Inc. shall each have the right, at such party's election and expense, to contest such taxing authority's determination. In the event of such a contest, the other parties agree to cooperate reasonably with the contesting party, but the other parties shall have the right to file such protective claims or returns as may reasonably be required to protect their interests.

         2.3 ACCOUNTS RECEIVABLE. As of the Closing, WXON-TV, Inc. appoints Buyer, as WXON-TV, Inc.'s agent without compensation but without liability except for willful misconduct, to collect the Accounts Receivable. Buyer shall account to WXON-TV, Inc., and remit to WXON-TV, Inc., all amounts collected during the period in respect of Accounts Receivable as follows: (i) on or before the twentieth (20th) day of the first complete calendar month after the Closing Date, pay all amounts collected up to the end of the previous month; and (ii) on or before the twentieth (20th) day of each succeeding month, remit all amounts collected during the month previous thereto. With each remittance, Buyer shall furnish a statement of the amounts collected and the Persons from whom such amounts were collected. Buyer shall, unless the remittance or an Accounts Receivable debtor specifies otherwise, apply all amounts it receives from or for the benefit of any Accounts Receivable debtor first to pay the oldest undisputed Accounts Receivable of such debtor before applying any of such amounts to pay any obligation of such debtor to Buyer arising during, or otherwise attributable to, the period after the Effective Time.

    Buyer's agency to collect the Accounts Receivable shall expire as of midnight on the 120th day following the Closing Date. Within fifteen (15) business days thereafter, Buyer shall remit to WXON-TV, Inc. all amounts collected still in Buyer's possession. Upon expiration of the agency, Buyer shall turn over to WXON-TV,

Inc. all documents and records evidencing the Accounts Receivable which were paid to WXON-TV, Inc. hereunder and which remain uncollected and WXON-TV, Inc. shall assume sole responsibility for collection of any remaining Accounts Receivable. Buyer shall use commercially reasonable collection efforts to collect the Accounts Receivable, but shall not be required to institute any legal proceedings to collect the Accounts Receivable or to otherwise incur any cost or obligations in respect thereof other than in the ordinary course of business.

         2.4  ASSUMPTION OF OBLIGATIONS.

              2.4.1 LIMITATION ON ASSUMPTION OF OBLIGATIONS. Except as set forth in Section 2.4.2 below, Buyer expressly does not, and shall not, assume or be deemed to have assumed under this Agreement or by reason of any transactions contemplated hereunder any Liabilities or obligations of Seller of any nature whatsoever.

              2.4.2 ASSUMED OBLIGATIONS RELATING TO THE STATION. Subject to the provisions of Section 2.4.3 below, at the Closing, Buyer shall assume and timely pay or perform the following obligations (collectively, the "Assumed Obligations"): (a) the obligations of WXON-TV, Inc. arising subsequent to, and relating solely to, the operations of the Station after the Effective Time, under, (i) all Contracts, agreements, commitments and leases of WXON-TV, Inc. included in the Broadcasting Assets and set forth on SCHEDULES 1-A, 1-B AND 1-C in effect as of the date hereof, and (ii) all Contracts, agreements, commitments, leases and amendments, renewals and other modifications thereof that are entered into by

WXON-TV, Inc. in connection with the Station between the date hereof and the Effective Time as expressly permitted by and subject to the terms of this Agreement; (b) any other Prorated Obligations which accrued prior to the Effective Time to the extent that the Purchase Price has been reduced therefor in accordance with Section 2.2 hereof; and (c) any other Prorated Obligations which accrued after the Effective Time. It is understood and agreed that, Assumed Obligations shall not include trade or other accounts payable, accrued payroll, employee sales commissions or obligations relating to any funded or other indebtedness or under Employee Plans which are not Prorated Obligations, any collective bargaining agreements, or any other Retained Liabilities.

              2.4.3 SUBSTITUTION WHERE NOT TRANSFERABLE. If Seller shall be unable, on or prior to the Closing, to obtain a consent necessary for the assignment of its title to, interest in and rights under any Contract to be assigned hereunder, then Seller and Buyer will cooperate to enter into a reasonable arrangement designed to enable Seller to perform its obligations thereunder, and to provide for the assumption by Buyer of the benefits, risks and burdens of, any such Contract, including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the future cancellation thereof after the Effective Time by such other party; PROVIDED THAT, Buyer shall not be required to enter into, or to accept as a substitute for performance by the Seller hereunder, any arrangement which would impose any additional cost, expense or

Liability on Buyer, or would deprive Buyer of any benefits or profits contemplated under such Contract. As and when after the Effective Time, title to, interest in and rights under any such Contract become transferable, the assignment to Buyer by Seller of any title to, interest in and rights under such Contract shall be deemed effective at the time such consent or approval is effective, without any further action by Buyer or the Seller.

    3.   FCC CONSENT.

         3.1 APPLICATION AND REQUEST. Upon the execution of this Agreement, Buyer and Seller within five (5) business days shall file with the FCC complete and accurate applications requesting the consent of the FCC to the assignment of the Station Licenses from WXON-TV, Inc. to Buyer or its permitted assignee as contemplated herein (the "FCC Applications"). Subject to Section 21.21, Buyer and WXON-TV, Inc. shall each pay one half of all FCC filing fees in connection with the FCC Applications. Buyer and Seller shall, with respect to the Station, diligently take, or cooperate in the taking of, all necessary, desirable and proper actions, provide any additional information reasonably required or requested by the FCC, and otherwise use commercially reasonable efforts to obtain promptly the requested approval of the FCC Applications by the FCC.
Buyer and Seller shall oppose any petitions to deny or other objections filed with respect to the FCC Applications; PROVIDED, HOWEVER, that neither Buyer nor the Seller shall have any obligation to participate in an evidentiary hearing on the FCC Applications. Buyer and Seller shall appeal or otherwise seek review of any action of the FCC denying the FCC Applications, by filing an appropriate request for appeal or review with the FCC or a court of competent jurisdiction, as the case may be.

         3.2 FINAL ORDER. The consummation of the transactions contemplated by this Agreement is conditioned upon: (a) the issuance by the FCC (including, for purposes hereof, the FCC staff acting under delegated authority) of an order approving the FCC Applications and consenting to the assignment of the Station Licenses from WXON-TV, Inc. to Buyer or its permitted assignee and compliance by the parties hereto with the conditions imposed in said order (provided that neither Buyer or WXON-TV, Inc. shall be required to accept or comply with any condition which would be unreasonably burdensome or which would have a materially adverse affect upon it); and (b) said order having become a Final Order; PROVIDED, HOWEVER, that condition (b) may be waived by written notice from Buyer to Seller at any time after an Initial Order is obtained from the FCC. If either WXON-TV, Inc. or Buyer are required by the FCC to participate in an evidentiary hearing on the assignment application, such party, at its option, by written notice of termination to the other parties, may terminate this Agreement without liability on the part of such party other than liability for indemnification pursuant to Section 15 hereof; PROVIDED, HOWEVER, that the terminating party may not so terminate this Agreement if it or any of its affiliates are in material default under any provision of this Agreement, or if the conditions described in this Section 3.2 have been met prior to the delivery of written notice of termination.

    4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents, warrants and covenants to Buyer that, as of the date hereof:

         4.1 ORGANIZATION AND STANDING. WXON-TV, Inc.: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan; (b) has full corporate power and authority to own, lease and use its properties and to conduct its business and operations as now being conducted and proposed to be conducted under existing agreements and to perform the obligations required to be performed by it hereunder and to consummate the transactions contemplated hereby; (c) is duly qualified to do business in every jurisdiction in which the nature of the business conducted by the Station requires such qualification, except where the failure to so qualify would not materially adversely affect the Station, the Broadcasting Assets or WXON-TV, Inc. Seller owns none of the Broadcasting Assets and, with the exception to T.V. Rep, Inc., conducts none of the business or operations of the Station through any corporation or Person other than WXON-TV, Inc. Since inception, WXON-TV, Inc.'s sole business and operations have consisted of the ownership and operation of the Station. Buyer acknowledges that members of Aben Johnson's family have other business interests, including T.V. Rep, Inc., which may have conducted business with WXON-TV, Inc., and that none of those other business interests are part of the transactions contemplated in this Agreement.

         4.2 AUTHORIZATION AND BINDING OBLIGATIONS. The execution, delivery and performance by Seller of this Agreement and the agreements, exhibits and other documents to be executed and delivered by Seller pursuant hereto or in connection herewith have been duly and validly authorized and, upon execution thereof, will be duly executed and delivered by Seller, and constitute valid and binding agreements of Seller enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles. The individual signing on behalf of WXON-TV, Inc. has the legal power, authority and capacity to bind WXON-TV, Inc.

         4.3  NO CONTRAVENTION; CONSENTS.

              4.3.1 NO CONTRAVENTION. The execution, delivery and performance of this Agreement and the other documents to be executed in connection herewith, the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof by the Seller do not and will not, after the giving of notice, or the lapse of time, or otherwise: (i) conflict with or violate any provisions of the Articles of Incorporation or bylaws of WXON-TV, Inc.; (ii) subject to obtaining the consents referenced in Section 4.3.2, result in the breach of any of the terms of, constitute a default under, conflict with, result in, or constitute grounds for, the termination or alteration of, or result in the acceleration of the performance required by the terms of, any agreement, license, permit or other instrument to which the Seller is a party or by which the Seller or any of its property is bound or affected, or result in the creation of any Encumbrance upon any of the Broadcasting Assets or the Station Licenses; (iii) violate, result in the breach of, or conflict with, any laws, regulations, orders, writs, ordinances, injunctions, decrees, rules, or judgments applicable to the Seller or any of its assets, including the Communications Act.

              4.3.2 CONSENT. Other than receipt of an Initial and Final Order, compliance with the HSRA and receipt of consents from third parties to programming contracts, the Ground Lease, the Office Lease and other Contracts identified on SCHEDULE 1-A, 1-B OR 1-C as requiring a third party consent, to the best of Seller's knowledge, no consent, waiver, authorization or approval from, or filing of any notice or report with, any Governmental Authority or other Person is necessary in connection with the execution, delivery or performance by the Seller of this Agreement or any of the documents or transactions contemplated hereby (with or without the giving of notice, the lapse of time or both).

         4.4 S CORPORATION STATUS. At all times since January 1, 1990, WXON-TV, Inc. has been and has qualified as an S Corporation for federal income tax purposes and has been subject to a valid election under section 1362(a) of the Code. The election was accepted by the Internal Revenue Service and has not been revoked or rescinded.

         4.5  TITLE TO ASSETS.

              4.5.1     REAL PROPERTY.

                        (a) Seller has free and clear title to the lessee's interest in the Ground Lease and the Office Lease, subject only to Encumbrances specifically pertaining to Seller's leasehold interest which Seller is required to discharge prior to Closing under the terms of this Agreement. The Ground Lease and the Office Lease are in full force and effect. All rents have been paid on both leases through the date of this Agreement. To the best of Seller's knowledge, neither the lessor or lessee is in default under the Ground Lease or the Office Lease and Seller knows of no existing facts which, but for the passage of time, would constitute a default under either lease.

                        (b)  SCHEDULE 1-A sets forth and accurately
describes: (i) all real estate which relates to or is used in the operations of the Station; and (ii) the nature of the right, title or interest Seller has in such lease.

                        (c)  To the best of Seller's knowledge, the Studio:
(i) does not encroach on any adjoining real estate; (ii) is not located or constructed in violation of any zoning ordinance or building code or any restrictions of record; or (iii) is not used or occupied in violation of any use or occupancy restriction, and there is no zoning ordinance, building code, use or occupancy restriction, or condemnation action or proceeding pending or, to the knowledge of Seller, threatened, with respect to the Studio. The Studio has available to it all parking, utilities and access required for the operation of the business and activities conducted thereon.

              4.5.2 PERSONAL PROPERTY. WXON-TV, Inc. has good and marketable title to all the tangible personal property included in the Broadcasting Assets, in each case free and clear of all Encumbrances (other than Encumbrances which will be removed at or prior to the Closing), except for and subject only to liens for taxes not yet due or payable.

              4.5.3 ASSETS SUFFICIENT. The Broadcasting Assets include all assets that are used in the business and operations of the Station as presently conducted and as contemplated to be conducted on the Closing Date, except for Excluded Assets.

         4.6  CONDITION OF ASSETS; CAPITAL EXPENDITURES.

              4.6.1 CONDITION OF ASSETS. The Broadcasting Assets referred to in subparagraphs (a) and (b) of the definition of Broadcasting Assets are in WXON-TV, Inc.'s possession and in good operating condition and repair, ordinary wear and tear excepted, are suitable for the uses and purposes for which they are being used or intended, and are in material compliance with all applicable federal, state and local laws, ordinances and regulations, including the Communications Act. Seller has no knowledge or has not received any notice that such assets or the present use thereof is in violation of applicable statutes, ordinances and regulations. Such assets have not been used, are not currently being used and will not, prior to the Closing, be used for the handling, storage, transportation, or disposal of hazardous or toxic materials.

    Seller has not received written notice of any defect or any condition relating to the transmission tower on which Seller's antenna is mounted that would or may affect the proper anchoring or securing thereof, the structural soundness thereof, or the conformance thereof in all respects with applicable law or generally accepted engineering standards of the television broadcasting industry applicable to transmission towers.

         4.7  LICENSES AND AUTHORIZATIONS.

              4.7.1 LICENSES. SCHEDULE 1-D hereto contains a true and complete list of all the Station Licenses and all other licenses, permits and authorizations under federal (including the Communications Act), state or local law and all other rights, privileges, immunities, approvals, licenses, permits and authorizations required to carry on the operation of the business conducted by the Station as now conducted. WXON-TV, Inc. is the authorized and legal holder of all of the foregoing.

              4.7.2 AUTHORIZATIONS. Such Station Licenses and all other items identified in Section 4.7.1 were validly issued, are valid and in full force and effect, and have been complied with in all material respects and no investigation, notice of investigation, violation, order, complaint, action or other proceeding is pending or, to the knowledge of the Seller, threatened before the FCC or any other Governmental Authority to revoke, refuse to renew or modify such FCC licenses or other authorizations of the Station or which could in any manner threaten or adversely affect the Station Licenses or the Station's operations as presently conducted. No event has occurred that permits, or after notice or lapse of time would permit, the revocation or termination of the Station Licenses or the imposition of any restriction thereon of such a nature as may materially limit the business or operations of the Station as now conducted. Seller has no reason to believe that the Station Licenses will not be renewed in the ordinary course. Seller has a pending modification application before the FCC to increase power.

         4.8 CONTRACTS. SCHEDULES 1-A, 1-B, 1-C AND 1-F (EXCLUDED CONTRACTS; EMPLOYEE PLANS) hereto, contain a true and complete list of all contracts, leases, national and local advertising representation agreements, film and programming contracts, employment agreements and other agreements and commitments of every nature as of the date hereof, written or otherwise, constituting part of the Broadcasting Assets or the Assumed Obligations or otherwise relating to WXON-TV, Inc. or the Station (collectively the "Contracts"). Neither Seller, nor, to the best of the Seller's knowledge, any other party to the Contracts, is now, or shall be as of the Closing, in default under any of the Contracts, and no event, occurrence or condition exists which with the giving of notice, lapse of time, or both, or the happening of any further event or condition, would become a default thereunder. Seller has not released or waived (by action or inaction) any of its rights under any of the Contracts. All such Contracts, are in full force and effect and valid and binding and enforceable against the parties thereto in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally. Seller has not assigned any of its rights under any of the Contracts or is in any way restricted from enforcing its rights thereunder. True and complete copies of all Contracts (or accurate descriptions of any verbal Contracts) and all amendments and modifications thereto have been delivered or made available to Buyer. The Station has the right to the quiet enjoyment and unencumbered use of all of its leased real and personal property relating to the Station in accordance with the terms of the lease agreements governing such leased real or personal property, provided that it fulfills its obligations to be performed thereunder.
Subject to obtaining the consents referenced in Section 4.3.2, Seller has full legal power and authority to assign its rights under the Contracts included in the Broadcasting Assets to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability or continuation of any of the Contracts included in the Broadcasting Assets.

         4.9 FRANCHISES, TRADEMARKS AND TRADE NAMES. All franchises, trademarks, patents, tradenames, intellectual property rights and interests, service marks, know-how, call letters, telephone numbers, copyrights in literary property of any kind, jingles and privileges held by Seller with respect to the Station, are owned by WXON-TV, Inc. or licensed for its use and are valid and in full force and effect. To the knowledge of Seller, the ownership and operation by Seller of the Station and its properties utilized in connection with the business of the Station, as presently owned and operated, do not infringe upon or conflict in any respect with any franchise, patent, trademark, tradename, service mark, brand name, copyright or other intellectual property rights or interests of any other Person and no other Person is infringing upon any such rights of the Seller.

         4.10 EMPLOYEE AGREEMENTS AND PLANS; ERISA. Except for the WXON-TV Savings and Investment Plan and Seller's vacation leave policy and disability plan, neither the Seller nor any other person affiliated with Seller has maintained or contributed to any Employee Plan, or any similar predecessor plan that is subject to Title IV of ERISA or which is a multiemployer plan as defined in 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code, which covers, is maintained for the benefit of or relates to any employees of the Seller who are offered employment by the Buyer pursuant to this Agreement.

              4.10.1 LIABILITIES. Buyer will incur no Liability under any Employee Plan (except for Prorated Obligations) nor create an Encumbrance on the Broadcasting Assets as a result of the consummation of the transactions contemplated hereby.

              4.10.2 DELIVERIES. True and complete copies of all Employee Plans of Seller and all amendments and modifications thereto have been delivered to Buyer, and all summaries, descriptions and other materials furnished to Buyer in respect of such Employee Plans are accurate and, in the case of summaries and descriptions, cover all material terms of the Plan to which they relate.

         4.11 FINANCIAL STATEMENTS; LIABILITIES.

              4.11.1 FINANCIAL STATEMENTS. The balance sheets and the related statements of operations and cash flows of WXON-TV, Inc. (collectively, the "Financial Statements") as of and for the fiscal years ended September 30, 1995 and 1994 were, and the financial statements to be delivered pursuant to
Section 7.1.8(a) will be, reviewed by Edwards, Koshiw, Melton & Company P.C. and prepared in accordance with GAAP using the Seller's accounting methods for revenue recognition, recording film contract rights assets and liabilities, and program amortization and were not audited. The interim unaudited Financial Statements for the months ended October 1995 through September 1996 and for the twelve months ended September 30, 1996 and the financial statements to be delivered pursuant to Section 7.1.8(b) hereof, were (or will be in the case of a future delivery) prepared from the books and records of WXON-TV, Inc. consistent with past practice, but not in accordance with GAAP. The Financial Statements referred to in the preceding sentences of this Section 4.11 (hereinafter, collectively referred to as the "Financial Information") (to the extent prepared) are attached hereto as SCHEDULE 4.11, are and will be to the best of Seller's knowledge true and correct in all material respects at a level of preparation above noted and fairly and accurately present the financial condition and results of operations of WXON-TV, Inc. as of the dates and for the periods indicated. Seller recognizes revenue from Monday to Sunday, so if, for example, a month ends on a Wednesday, the last three days of revenue (Monday to Wednesday) will be recorded in the next month. As noted in the year-end financial statements, Seller does not have accurate records to record barter income, or the corresponding program expense. As noted in the year-end financial statements, program rights are shown as an asset and liability at the gross amount. If, for example, a program agreement gives the Seller the right to show the program for 10 runs within 5 years for payments of $1,000 a month, the Seller will record an asset and liability at $60,000. The liability will be reduced $1,000 per month when paid. The asset will be amortized according to the Seller's previously established amortization method. Since September 30, 1996, there have been no material adverse changes in the financial condition, of the Station, WXON-TV, Inc. and no fact or condition exists or is contemplated or threatened which might cause such a material adverse change in the future.


         4.12 LITIGATION; VIOLATIONS.

              4.12.1 LITIGATION. Except for administrative rulemaking or other proceedings of general applicability to the broadcast industry and except as set forth in SCHEDULE 4.12: (a) there is no civil, criminal or administrative action, suit, demand, claim, hearing, litigation, action, arbitration, proceeding or investigation of any nature pending or, to the best of Seller's knowledge, threatened against or relating to the Seller, the Station, the Broadcasting Assets or the transactions contemplated hereby or affecting the same; (b) no writ, injunction, judgment, award, order or decree has been rendered or is pending against or, to the best of the Seller's knowledge, threatened against or affecting the Seller, the Station, the Broadcasting Assets or the transactions contemplated hereby; and (c) to the best of Seller's knowledge, there is no basis for any of the foregoing set forth in (a) and (b) above.

              4.12.2 VIOLATIONS. Seller has not received written notice of, and to the best of Seller's knowledge, Seller has not violated and is not in, default under any order, law, rule, regulation, ordinance, policy, judgment, writ or decree of the FCC or any court or other Governmental Authority in any respect which might adversely affect the business, operations, prospects or condition, financial or otherwise, of Seller, the Station, any of the Station Licenses or the Broadcasting Assets.

         4.13 COMPLAINTS. Seller has not received written notice of, and to the best of Seller's knowledge there is not, any FCC investigation, notice of violation, notice of apparent liability or order of forfeiture pending or outstanding against the Station respecting any violation, or allegation thereof, of any provision of the Communications Act or, to the best of Seller's knowledge, any complaint before the FCC as a result of which an investigation, notice of violation, notice of apparent liability or order of forfeiture may issue from the FCC relating to the Station. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any of the Station Licenses, or the imposition of any restriction thereon.

         4.14 REPORTS. To the best of Seller's knowledge, all returns, notices, reports, statements or other filings currently required to be filed by the Seller with the FCC, and all material returns, notices, reports, statements or other filings currently required to be filed by the Seller with any other federal, state, or local Governmental Authority with respect to the Station, have been filed and complied with and shall continue to be filed and be in compliance on a current basis until the Closing. All such reports, returns and statements are (or will be, in the case of future reports) complete and correct as filed.

         4.15 MISCELLANEOUS. To the best of Seller's knowledge, no representation or warranty made by the Seller in this Agreement, and no statement made in any schedule, exhibit, certificate or other document furnished pursuant to this Agreement, contains any untrue or incomplete statement of a material fact.

         4.16 RECENT TRANSACTIONS.  Since September 30, 1995, Seller has not:
(i) entered into any transactions, or conducted business, relating to the Station in any manner inconsistent in any material respect with its historical practices; or (ii) cancelled or compromised any debt or claim or waived or released any rights of material value.

         4.17 TAXES.

              4.17.1 FILING OF TAX RETURNS. To the best of Seller's knowledge, Seller has timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) in respect of all Taxes required to be filed and due by the date hereof. The information filed is complete and accurate in all material respects.

              4.17.2 PAYMENT OF TAXES. To the best of Seller's knowledge, Seller has accurately computed and timely paid all Taxes of any kind that have become due and payable and that, if unpaid, could result in a lien upon the Broadcasting Assets. No liens for Taxes exist. Buyer shall have no obligation or Liability for or with respect to (a) any Taxes or other assessments that may be owed by Seller as a consequence of the transactions contemplated by this Agreement, all of which Taxes shall be paid by Seller, or (b) any other Taxes or assessments of Seller of any kind whatsoever or any penalties or interest with respect to such Tax Liabilities, which Taxes shall be paid by Seller. Any Liability for Taxes due and payable through the date of this Agreement for which no returns have been filed (including without limitation property, payroll and withholding taxes) have been properly accrued or provided for on the books of the Seller and will be paid by the Seller. There is currently an ongoing IRS audit of Seller and such audit could result in an increase of Federal and State Tax obligations of the Seller.

         4.18 ENVIRONMENTAL MATTERS. No underground storage tanks ("USTs"), as defined in RCRA, 42 U.S.C. Section 6991(1), or applicable state law, exist or to the best of the Seller's knowledge, has ever existed on the Ground Lease or under the Studio.

         4.19 LABOR.

              4.19.1 LABOR PROBLEMS. There are no strikes, work stoppages, grievance proceedings, labor grievances, labor controversies or union organization efforts or, to the best knowledge of the Seller, have any been threatened between the Station or WXON-TV, Inc. and any of their employees or agents or any union or collective bargaining unit. To the best of Seller's knowledge, the Station and WXON-TV, Inc. have complied and are in compliance in all material respects with all laws and regulations relating to the employment of labor. There are no (i) collective bargaining agreements or (ii) oral or written employment agreements between the Station or WXON-TV, Inc, and any of their current or former employees. The Seller is not a party to any written or oral agreement, consent decree or court order, and, except for the Employee Manual dated March 1992 heretofore delivered to Buyer, there is no employment manual, employment handbook or employment practice or policy governing the employment of any of the employees of the Seller under which such employment is not terminable on 30 days' (or less) notice by Seller without penalty.

              4.19.2 EMPLOYEES AND COMPENSATION. SCHEDULE 4.19.2 contains to the best of Seller's knowledge a true, correct and complete list of all employees of the Seller currently engaged in the business and operations of the Station or WXON-TV, Inc. and a description of all compensation arrangements affecting them.

         4.20 RESERVED.

         4.21 RESERVED.

         4.22 INSURANCE. To the best of Seller's knowledge SCHEDULE 4.22 is a true and complete list as of the date of this Agreement of all insurance policies of Seller that insure any part of the Broadcasting Assets or the business or operation of the Station. All policies of insurance listed in
SCHEDULE 4.22 are in full force and effect and no notice of cancellation has been received with respect to any such policy.

         4.23 SOLVENCY; NET WORTH. As of the date hereof, and at all times between the date hereof through the Closing, prior to and after giving effect to the transactions contemplated hereby, Seller will be capable of meeting its obligations as they become due, and have assets exceeding Liabilities.

    5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents, warrants and covenants to Seller that:

         5.1 ORGANIZATION AND STANDING. Buyer: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has full corporate power and authority to own its properties and to transact the business in which it is currently engaged and to perform the obligations required to be performed by it hereunder and to consummate the transactions contemplated hereby; and (c) is duly qualified to do business and in good standing as a foreign corporation in every jurisdiction in which the nature of the business to be conducted by it requires such qualification, except where the failure to so qualify would not materially adversely affect the transactions contemplated hereby.

         5.2 AUTHORIZATION AND BINDING OBLIGATIONS. The execution, delivery and performance of this Agreement and the agreements, exhibits and other documents to be executed and delivered by Buyer pursuant hereto have been duly and validly authorized and, upon execution thereof, will be duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer enforceable in accordance with the terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles. The individual signing on behalf of the Buyer has the legal power, authority and capacity to bind the Buyer.

         5.3 NO CONTRAVENTION. The execution, delivery and performance of this Agreement and the other documents to be executed in connection herewith, the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof by Buyer do not and will not, after the giving of notice, or the lapse of time, or otherwise: (a) conflict with or violate any provisions of the Certificate of Incorporation or Bylaws of Buyer; (b) result in the breach of, conflict with, or constitute a default under, the provisions of any agreement or other instrument to which Buyer is a party or by which the property of Buyer is bound or affected; or (c) violate or conflict with any laws, regulations, orders, writs, decrees, injunctions or judgments applicable to Buyer, including the Communications Act.

         5.4 LITIGATION. Except for administrative rulemaking or other proceedings of general applicability to the broadcast industry, there is no civil, criminal or administrative action, suit, demand, claim, litigation, action, arbitration, proceeding or investigation of any nature pending or, to the best of Buyer's knowledge, threatened against or affecting Buyer that would adversely affect its or, if Buyer assigns its rights subject to Section 21.9 hereunder to a permitted assignee, its permitted assignee's ability to consummate the transactions contemplated in this Agreement.

         5.5 NO MISLEADING STATEMENTS. To the best of Buyer's knowledge, no representation or warranty made by the Buyer in this Agreement, and no statement made in any schedule, exhibit, certificate or other document furnished pursuant to this Agreement, contains any untrue or incomplete statement of a material fact.

         5.6 QUALIFICATIONS AS BROADCASTING LICENSEE. Buyer is legally and otherwise qualified under the Communications Act to become the licensee of the Station and consummate the transaction.

Buyer has not received written notice and to the knowledge of Buyer, there are no proceedings, complaints, notices of forfeiture, claims, investigations pending or, threatened against any of the broadcast stations licensed to Buyer or its affiliates that would materially impair the qualifications of Buyer to become a licensee of the Station.

         5.7 FINANCIAL CAPACITY. Buyer has the financial capacity to satisfy all of Buyer's obligations under this Agreement and the documents to be executed and exchanged at the Closing, and to perform all of Buyer's obligations at the Closing. Prior to the Closing, except with the prior written consent of Seller, Buyer shall not purchase or contract to purchase, or file any application with the FCC with respect to the acquisition of, any television or radio station whose contours overlap with the grade B contours of the Station in such a manner that such purchase would violate the rules of the FCC or require an FCC waiver.

         5.8  DUE DILIGENCE.

              5.8.1 DUE DILIGENCE. Buyer hereby certifies and represents that it is experienced in the broadcasting business, that Seller has permitted Buyer full access to the Station for the purpose of inspecting it, and that Buyer has, through its principals or authorized agents, examined the Broadcasting Assets and has relied upon said examination and not upon statements or representations made by the Seller or its agents in deciding to purchase said property and said business and after examining said Broadcasting Assets and satisfying itself of its ability to conduct said business, hereby accepts the business as is, except for the representations, warranties and covenants contained in this Agreement.

              5.8.2 FINANCIAL DUE DILIGENCE. Buyer has completed its due diligence by reviewing the Financial Statements and other financial records of the Seller that the Buyer requested and which were fully made available to Buyer, including the workpapers of Edwards, Koshiw, Melton & Company, P.C., leases, program contracts and other documents, and Buyer is satisfied with the results. Buyer acknowledges that any information contained in these records does not constitute a material breach of this Agreement. Buyer specifically acknowledges and understands the Seller's accounting policies for depreciation, program amortization and revenue recognition. Seller recognizes revenue from Monday to Sunday, so if, for example, a month ends on a Wednesday, the last three days of revenue (Monday to Wednesday) will be recorded in the next month. As noted in the year-end financial statements, Seller does not have accurate records to record barter income, or the corresponding program expense. As noted in the year-end financial statements program rights are shown as an asset and liability at the gross amount. If, for example, a program agreement gives the Seller the right to show the program for 10 runs within 5 years for payments of $1,000 a month, the Seller will record an asset and liability at $60,000. The liability will be reduced $1,000 per month when paid. The asset will be amortized according to the Seller's previously established amortization method. Buyer acknowledges that sales in the months of October, November, and December
1996 appear substantially down from the previous year, which is noted in the pacing reports. Rating reports for this period are also down. The Buyer acknowledges that this decrease in sales and ratings does not constitute a material breach under this Agreement.

    6. ACCESS AND INFORMATION. Seller shall give Buyer and its counsel, accountants, engineers, investment bankers, potential lenders and other authorized representatives reasonable access during normal business hours throughout the period prior to the Closing Date, to all of the Station's and such Seller's (to the extent relevant to the transactions contemplated hereby) books, records (including all employee files), agreements, reports, and other documents and all of the Broadcasting Assets to be acquired hereunder and shall furnish Buyer, its counsel, accountants, engineers, investment bankers, potential lenders and other authorized representatives during such period with all information concerning the affairs of such Seller and the Station as they may reasonably request in order to enable Buyer to make such examinations and investigations thereof as it shall deem necessary, and Seller will make appropriate officers, employees, attorneys (except to the extent protected by attorney client and other privileges), agents and accountants available to discuss with Buyer and its representatives such aspects of the business and operations of the Station and WXON-TV, Inc. as Buyer may reasonably require (it being understood that the foregoing shall include such access and cooperation: (i) as Buyer and its accountants shall reasonably require in order to audit (at Buyer's expense) the books and records of WXON-TV, Inc., in accordance with generally accepted auditing standards, for the past three full fiscal years, including access to accountants' work papers and the like; and (ii) as Buyer may reasonably require, to the management of the Station to enable Buyer to obtain information about the employees of the Station that Buyer will employ after it acquires the Broadcasting Assets).

    7.   CONDUCT OF BUSINESS TO CLOSING.

         7.1 SELLER. Seller covenant and agree that pending the Closing, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld:

              7.1.1 CONDUCT OF BUSINESS. Subject to the provisions of this Agreement, Seller shall conduct the business and operations of the Station in the normal and ordinary course of business in substantially the same manner as heretofore conducted and shall use all reasonable efforts consistent with normal business practices to preserve and promote such business and to avoid any act which might have a material adverse effect upon the value of such business as a going concern or upon the Broadcasting Assets.

              7.1.2 ASSETS. Consistent with normal business practices, Seller shall maintain the Broadcasting Assets in the condition specified in
Section 4.6 hereof.

              7.1.3 INVENTORY. WXON-TV, Inc. shall maintain its inventory levels (including office supplies, spare parts, tubes, equipment and the like) at levels consistent with the normal and ordinary course of operation of the Station.

              7.1.4 EMPLOYEE COMPENSATION AND BENEFITS. Other than in the ordinary course of business consistent with past practices, the Seller shall not increase the compensation, expense allowance or other benefits payable or to become payable to any employee or agent of WXON-TV, Inc. or the Station or pay or arrange to pay any bonus payment to any employee.

              7.1.5 ORGANIZATION, ETC.. Consistent with normal business practices, Seller shall use its reasonable best efforts to: (a) maintain the present quality of the operations of the Station; (b) preserve the value of the Station as a going concern; (c) preserve intact the business organization of the Station; (d) keep available to the Station the services of its present employees and make available for employment by Buyer all present employees on the payroll of the Station; and (e) preserve for the Station the existing relationships with employees, suppliers, customers and their agencies and others having business with the Station. The Seller shall not seek any protection under any Federal or state laws affecting creditors' rights, including bankruptcy and insolvency laws.

              7.1.6 INSURANCE. Seller shall cause to be maintained in effect until the Closing the same or substantially similar property damage, Liability and other insurance with respect to the Broadcasting Assets and the Station, the list of the policies governing which are set forth on SCHEDULE 4.22.

              7.1.7 TRANSFER OF BROADCASTING ASSETS. Seller shall not sell, assign, lease or otherwise transfer or dispose of any of the Broadcasting Assets, except where such disposition is in the ordinary course of business and the assets involved are either: (a) no longer used or useful; or (b) replaced with a substantially equivalent asset of substantially equivalent kind, condition and value.

              7.1.8     FINANCIAL STATEMENTS; PACING REPORTS.

                   WXON-TV, Inc. shall furnish to Buyer: (a) on or prior to December 31, 1996, Reviewed Financial Statements of WXON-TV, Inc. as of and for the fiscal year ended September 30, 1996; and (b) within forty-five (45) days after the end of each month, commencing with the month ending October 31, 1996,
(i) an unaudited profit and loss statement of WXON-TV, Inc. for such month and for the period of its fiscal year ended at the end of such period; and (ii) an unaudited balance sheet of WXON-TV, Inc. as of the end of such month. On or before delivery of all monthly Financial Statements delivered to Buyer pursuant to this Section 7.1.8, WXON-TV, Inc. shall deliver monthly pacing reports.

                   Seller acknowledges that Buyer's accountants Ernst & Young LLP ("EY") will perform an audit of three years (9/30/94 to 9/30/96) of financial statements of Seller, and in connection therewith, Seller agrees to provide to EY access to the workpapers of Edwards, Koshiw, Melton & Co., P.C. used in preparing the Reviewed Financial Statements for those years for the Company, its books, accounting records and financial statements.

Seller agrees to provide to EY such standard representation letters relating to the Company, its books, accounting records and financial statements necessary for EY to conduct such audit in accordance with generally accepted auditing standards. Any adjustment of or additional disclosures in the Seller's Financial Statements in order for them to be in conformity with GAAP proposed by EY must be approved by the Seller, and such approval shall not be unreasonably withheld by Seller.

              7.1.9 ENCUMBRANCES. Seller shall not create, assume or permit to exist any Encumbrance affecting any of the Broadcasting Assets (or their replacements) other than those expressly permitted by this Agreement.

              7.1.10 LITIGATION. Seller shall notify Buyer: (a) of any litigation pending or, to its knowledge, threatened against or affecting the Station or the Seller or which challenges or seeks any damages or other payments in connection with the transactions contemplated hereby; and (b) of any material damage to or destruction of the Broadcasting Assets or the business or prospects of the Station.

              7.1.11    AGREEMENTS.

                        (a) Seller shall perform all obligations (including, without limitation, all payment obligations) required to be performed by it under all Contracts, and shall not amend or terminate any Contract or series of related Contracts involving payments of over $50,000 (or waive any material right thereunder) or enter into any new agreements or arrangements or series of related Contracts involving payments of over $50,000 which might be binding on or affect Buyer, except with Buyer's written consent, which consent shall not be unreasonably withheld. Except as required by law, the Seller shall not enter into any collective bargaining, employment agreement (other than an employment agreement terminable at will) or Employee Plan or any amendment, extension or other modification of any existing collective bargaining agreement, employment agreement or Employee Plan.

                        (b) Notwithstanding the foregoing, Seller may enter into programming contracts in the ordinary course of business consistent with past practices; PROVIDED, HOWEVER, that Seller shall consult with Buyer as to any programming contracts to be entered into by Seller which will be assumed by Buyer at the Closing; and PROVIDED, FURTHER, that Seller shall not enter into programming contracts having an aggregate of payments in excess of $2,000,000 which will be assumed by Buyer at Closing without Buyer's prior consent, which consent shall not be unreasonably withheld.

              7.1.12 CONSENTS AND APPROVALS. Seller will, prior to the Closing, use its best efforts to obtain or cause to be obtained: (a) consents to the assignment to Buyer of all Contracts (without any change in the terms and conditions of any such Contracts that could have an adverse affect on Buyer or the operations of the Station) which require the consent of any Person by reason of the transactions provided for or contemplated in this Agreement; and (b) any other consents, approvals, waivers, authorizations (without any conditions attached that could have an adverse affect on Buyer or the operations of the Station) and make all necessary filings in connection with the transactions contemplated hereby. Each party shall cooperate with the other to obtain any such consents or approvals.

              7.1.13 LICENSES. The Seller shall not, by any act or omission to act within its reasonable knowledge and power, surrender, modify, adversely affect or forfeit any of the Station Licenses or cause the FCC to institute any proceedings for the cancellation, non-renewal or modification of any of the Station Licenses.

              7.1.14 OFFERS TO PURCHASE. Neither Seller, nor any of its officers, directors, employees, agents or representatives shall, either directly or indirectly, entertain or conduct discussions or negotiations with any Person with respect to any offer or proposal for the purchase or sale of any portion of the assets or any interests of WXON-TV, Inc. or the Station, or with respect to any financing, merger, acquisition, combination, consolidation or similar transaction involving WXON-TV, Inc. or the Station or any significant assets or business of any of them, or enter into any agreement or transaction relating to any of the foregoing.

              7.1.15 NO BREACH OF REPRESENTATIONS AND WARRANTIES. Neither the Seller, nor any of its officers, directors, employees, agents or representatives, shall take any action or pursue any other course of conduct, or fail to take any action, that would cause any of the representations and warranties made by the Seller in this Agreement (or any document delivered in connection herewith) to be materially untrue, incorrect or inaccurate.

              7.1.16 EMPLOYEE NOTIFICATION REQUIREMENTS. Seller shall immediately upon becoming aware of or notified of any activity by any labor organization at the Station or any activity by any labor organization directed at organizing the employees or any group of employees of the Station, notify the Buyer.

              7.1.17 COMPLIANCE WITH LAWS. Seller shall comply with all laws, rules and regulations applicable or relating to the Seller, the business and operations of the Station and the Broadcasting Assets.

              7.1.18 TAX ELECTIONS. Seller shall notify Buyer of any new elections with respect to Taxes and changes in current elections with respect to Taxes that affect the Broadcasting Assets after the date of this Agreement.

              7.1.19 NO VIOLATIONS. Seller shall take all reasonable actions to prevent, and Seller shall not take any action that would cause, a material breach of this Agreement.

         7.2  BUYER'S COVENANTS.  Buyer covenants and agrees that prior to
Closing:

              7.2.1 ORGANIZATION, ETC. Consistent with normal business practices, Buyer shall use its reasonable best efforts to prevent any change in its business organization or financial capacity that would materially impair its ability to consummate the transactions contemplated hereby. Buyer shall not seek any protection under any Federal or state laws affecting creditors' rights, including bankruptcy and insolvency laws. Buyer shall notify Seller of the occurrence of any event identified in this Section 7.2.1.

              7.2.2 LITIGATION. Buyer shall notify Seller: (a) of any litigation pending or, to its knowledge, threatened against or affecting Buyer or which challenges or seeks any damages or other payments in connection with the transactions contemplated hereby; and (b) any change that would adversely affect its ability to become the licensee of the Station.

              7.2.3 NO BREACH OF REPRESENTATIONS AND WARRANTIES. Neither the Buyer, nor any of its officers, directors, employees, agents or representatives, shall take any action or pursue any other course of conduct, or fail to take any action, that would cause any of the representations and warranties made by the Buyer in this Agreement (or any document delivered in connection herewith) to be materially untrue, incorrect or inaccurate.

              7.2.4 NO VIOLATIONS. Buyer shall take all reasonable actions to prevent, and Buyer shall not take any action that would cause, a material breach of this Agreement.

    8.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES.

         8.1 CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER. The obligations of the Buyer under this Agreement are subject, at the Buyer's option, to the satisfaction on or prior to the Closing of each of the following express conditions precedent:

              8.1.1 FCC CONSENT. The conditions specified in Section 3.2 hereof shall have been met.

              8.1.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Seller contained in this Agreement (and in any document delivered in connection herewith) shall be true and correct in all material respects when made and at and as of the Closing as though made at and as of that time and Buyer shall have received a certificate, executed by Seller, repeating, as of the Closing Date, all such representations and warranties.

              8.1.3 COMPLIANCE WITH AGREEMENT. Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

              8.1.4     NO OBSTRUCTIVE PROCEEDING.

                        (a) NO LITIGATION. No action, suit, investigation, or proceeding shall have been instituted or be pending against or affecting any of the parties to this Agreement or any of their affiliates before any court or any other Governmental Authority to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated hereby, which may reasonably be expected to result in a preliminary or permanent injunction against consummating the transactions contemplated hereby or, if the transactions contemplated hereby were consummated, an order to nullify or render ineffective this Agreement or such transactions, or the recovery against Buyer of substantial damages or otherwise have a material adverse effect on Buyer, the business or operations of the Station or the Broadcasting Assets;

                        (b) NO GOVERNMENTAL INTERVENTION. None of the parties to this Agreement or their affiliates shall have received written notice from any Governmental Authority of: (i) its intention to institute any action or proceeding to restrain or enjoin or nullify or render ineffective this Agreement or the transactions contemplated hereby if consummated, or commence any investigation into the consummation of this Agreement or the transactions contemplated hereby; or (ii) the actual commencement of such an investigation;

                        (c) NO ORDER. No order, decree or judgment of any Governmental Authority shall be subsisting against any of the parties which would render it unlawful or materially restrain or limit Buyer's ability, as of the Closing Date, to effect the transactions contemplated hereunder in accordance with the terms hereof or to operate the Station as presently being conducted.

              8.1.5 ADVERSE CHANGE. No loss, destruction, impairment, confiscation or condemnation of any of the Broadcasting Assets shall have occurred by reason of fire, explosion, disaster, flood, accident, riot, insurrection, war, act of God or other occurrence which individually or in the aggregate has a materially adverse effect on the business, operations, prospects or condition, financial or otherwise, of the Station.

              8.1.6 CONSENTS. Buyer shall have attempted in good faith to obtain all material consents, approvals, and permits reasonably necessary for the consummation of transactions contemplated hereby, including but not limited to, those required to assign to Buyer the leases (including, with respect to such leases, estoppel certificates executed by WXON-TV, Inc.'s landlord or lessor, stating the term of the lease, the payment terms thereof, and whether the Seller is in default thereunder and its respective recorded mortgagees, if any), other Contracts and all other Broadcasting Assets to be transferred and assigned to Buyer hereunder, with no adverse condition attached (including any adverse change in the terms and conditions of any Contract included in the Assumed Obligations) and no material expense imposed upon Buyer.

              8.1.7 OFFICERS' CERTIFICATES. Seller shall have delivered to the Buyer a certificate signed by its Chairman, President or Vice President and Secretary, Treasurer or Assistant Treasurer, dated the Closing Date to the effect that the conditions set forth in Sections 8.1.2, 8.1.3, 8.1.4, 8.1.5, 8.1.6, 8.1.12, 8.1.14 and 8.1.17 have been satisfied.

              8.1.8 AUTHORIZATION. Buyer shall have received certified copies of all the respective actions taken by Seller authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.

              8.1.9 OPINIONS OF COUNSEL. Buyer shall have received the written opinion of Smithwick & Belendiuk P.C, and Butzel Long, a Professional Corporation, counsel for Seller, dated the Closing Date, substantially in the form attached to this Agreement as EXHIBIT B-1 AND B-2.

              8.1.10 CERTIFICATIONS. Seller shall have delivered to Buyer a schedule and certification showing in all material respects: (a) the fees payable after the Closing Date under all the Station program license agreements;
(b) all Contracts or amendments, renewals or other modifications thereof (other than those which would not be subject to disclosure pursuant to Section 4.8 hereof) that have been entered into with respect to the Station after the date of this Agreement and which are to be assigned to Buyer hereunder and are included in the Assumed Obligations pursuant to the terms of this Agreement.

              8.1.11 HSRA WAITING PERIOD. The applicable waiting period(s) under HSRA with respect to the transactions contemplated by this Agreement shall have expired.

              8.1.12 COPIES OF DOCUMENTS. WXON-TV, Inc. shall have delivered to Buyer copies of all documents required to be delivered pursuant to the Agreement, including but not limited to, all Contracts listed in the schedule delivered pursuant to Section 8.1.10(b) hereof.

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

              8.1.13 FIRPTA AFFIDAVITS. At the Closing, Seller shall execute and deliver to Buyer affidavits pursuant to Section 1445(b)(2) of the Code in the form set forth in Treas. Reg. Section 1.1445-2(b)(2)(iii)(B), and Buyer agrees that, except as otherwise provided in Section 1445(b)(7) of the Code and the regulations promulgated thereunder, upon the execution and delivery of such affidavits to Buyer, no deduction shall be made or claimed against the Purchase Price by reason of the requirements of Sections 897 and 1445 of the Code.

              8.1.14 FILM CONTRACTS. WXON-TV, Inc. shall have satisfied in full any and all payment and other obligations under all film and other programming contracts to which it or the Station is a party or to which it, the Station or the Broadcasting Assets is bound, that have become or are due and payable at or prior to the Effective Time.

              8.1.15    RESERVED.

              8.1.16    RESERVED.

              8.1.17    SATISFACTION OF FUNDED DEBT; REMOVAL OF ENCUMBRANCES.

                        (a) Other than Assumed Obligations, Seller shall have paid off or otherwise satisfied or provided for, fully and completely, any and all of the Liabilities and other obligations of Seller, relating to the Station or the Broadcasting Assets; and

                        (b) All Encumbrances of any kind and nature shall have been removed from the Broadcasting Assets and the Station Licenses.

              8.1.18 DELIVERY OF INSTRUMENTS OF CONVEYANCE AND TRANSFER. Buyer shall have received the instruments and other documents (in form and substance reasonably satisfactory to its counsel) required to be delivered to it pursuant to Section 9 hereof.

         8.2 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of the Seller at Closing are subject, at WXON-TV, Inc.'s option, to the fulfillment prior to or at the Closing Date of each of the following conditions:

              8.2.1 FCC CONSENT. The conditions specified in Section 3.2 hereof shall have been met.

              8.2.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Buyer or its permitted assignee contained in this Agreement (and any document delivered in connection herewith) shall be true and correct in all material respects when made and at and as of the Closing Date as though made at and as of that time and WXON-TV, Inc. shall have received a certificate, executed on behalf of Buyer or its permitted assignee by an officer thereof, repeating as of the Closing Date, all such representations and warranties.

              8.2.3 COMPLIANCE WITH AGREEMENT. Buyer or its permitted assignee shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

              8.2.4 DELIVERY OF INSTRUMENTS OF ASSUMPTION. Buyer shall have delivered to Seller, in accordance with Section 2.4 hereof (in form and substance reasonably satisfactory to Seller's counsel), instruments whereby Buyer assumes and agrees to perform the Assumed Obligations.

              8.2.5     NO OBSTRUCTIVE PROCEEDING.

                        (a) NO LITIGATION. No action, suit, investigation, or proceeding shall be pending against any of the parties to this Agreement or any of their affiliates before any court or any other Governmental Authority to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated hereby, which may reasonably be expected to result in a preliminary or permanent injunction against consummating the transactions contemplated hereby or, if the transactions contemplated hereby were consummated, an order to nullify or render ineffective this Agreement or such transactions, or the recovery against Seller of substantial damages or otherwise have a material adverse effect on Seller.

                        (b) NO GOVERNMENTAL INTERVENTION. None of the parties to this Agreement or their affiliates shall have received written notice from any Governmental Authority of: (i) its intention to institute any action or proceeding to restrain or enjoin or nullify or render ineffective this Agreement or the transactions contemplated hereby if consummated, or commence any investigation into the consummation of this Agreement and the transactions contemplated hereby; or (ii) the actual commencement of such an investigation.

                        (c) NO ORDER. No order, decree or judgment of any Governmental Authority shall be subsisting against any of the parties which would render it unlawful or materially restrain or limit Seller's ability, as of the Closing Date, to effect the transactions contemplated hereunder in accordance with the terms hereof.

              8.2.6 DELIVERY OF INSTRUMENTS OF CONVEYANCE AND TRANSFER. Seller shall have received the instruments and other documents (in form and substance reasonably satisfactory to its counsel) required to be delivered to it pursuant to Section 9 hereof.

              8.2.7 OPINION OF COUNSEL. WXON-TV, Inc. shall have received the written opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel for Buyer, dated the Closing Date, substantially in the form attached hereto as EXHIBIT C.

              8.2.8 HSRA WAITING PERIOD. The applicable waiting period(s) under HSRA with respect to the transactions contemplated by this Agreement shall have expired.

              8.2.9 AUTHORIZATIONS. Seller shall have received certified copies of all of the actions taken by Buyer authorizing and approving the execution and delivery of this

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

Agreement and the consummation of the transactions contemplated hereunder.

              8.2.10    PAYMENT.  Buyer shall pay Seller the Purchase Price.

              8.2.11 OFFICER'S CERTIFICATE. Buyer shall have delivered to Seller a certificate signed by its Chairman, President or Vice President and its Secretary or Assistant Secretary dated the Closing Date, to the effect that the conditions set forth in Sections 8.2.2, 8.2.3 and 8.2.5 have been satisfied.

    9.   INSTRUMENTS OF CONVEYANCE AND TRANSFER.

         9.1 INSTRUMENTS OF CONVEYANCE. At the Closing, to effect the transfers, conveyances or assignments from WXON-TV, Inc. to Buyer or Buyer's assignee as herein provided, WXON-TV, Inc. shall deliver to Buyer, in form and substance reasonably satisfactory to Buyer, the following: (a) certificates, assignments and other necessary instruments assigning to Buyer all right, title and interest of WXON-TV, Inc. in and under all leases, including the Ground Lease and the Office Lease, and all leasehold and option interests included in the Broadcasting Assets; and (b) such other instruments or documents as Buyer may reasonably request or as may be reasonably required, all of said transfers or assignments being free and clear of all Encumbrances, all in form and substance reasonably satisfactory to counsel for Buyer and dated the Closing Date.

         9.2 INSTRUMENTS OF CONVEYANCE AND TRANSFER OF PERSONAL PROPERTY. At the Closing, to effect the transfers, conveyances and

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

assignments of the personal property included in the Broadcasting Assets from WXON-TV, Inc. to Buyer or its assignee as herein provided, WXON-TV, Inc. shall deliver to Buyer the following bills of sale, certificates, assignments and other instruments of transfer assigning, transferring and conveying to Buyer or its permitted assignee good and marketable title to all of the personal property to be transferred hereunder, free and clear of all Encumbrances of any kind, all in form reasonably satisfactory to counsel for Buyer, and dated the Closing Date:

              9.2.1 ASSIGNMENTS OF LEASES. Assignments of all leases and leasehold interests in personal property included in the Broadcasting Assets, including all rights under the lease agreements referred to in SCHEDULE 1-B hereto;

              9.2.2 BILLS OF SALE. Bills of sale for all tangible personal property included in the Broadcasting Assets;

              9.2.3 ASSIGNMENTS OF LICENSES. Assignments of the Station Licenses and all other authorizations for the Station;

              9.2.4 ASSIGNMENTS OF CONTRACTS. Assignments of all Contracts and other intangible assets included in the Broadcasting Assets to be transferred pursuant to this Agreement; and

              9.2.5 OTHER DOCUMENTS. Such other instruments or documents as Buyer may reasonably request in connection with the transfer to it of the personal property to be transferred, not inconsistent with the obligations of Seller under this Agreement.

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

    10.  EMPLOYEES.

         10.1 RESERVED.

         10.2 BUYER TO HIRE; PRORATIONS.

              10.2.1 RIGHT TO HIRE. On the Closing Date, Buyer shall have the right but not the obligation to offer employment to all persons who are then (or were prior to the date thereof) engaged in the Business of operations of the Station, with such benefits as Buyer shall determine; PROVIDED, that nothing herein shall require Buyer to hire or continue the employment of any such person for any period of time.

              10.2.2    RESERVED.

              10.2.3 COOPERATION. To the extent permitted by law, Seller shall cooperate with Buyer's attempts to obtain information relating to Seller's employees, including making available to Buyer the employees personnel files and performance evaluations. Seller will make all reasonable efforts to assist Buyer in making a smooth transition after Closing.

              10.2.4 ACCRUED COMPENSATION. All personal days, vacation and bonuses, of the employees of WXON-TV, Inc. or the Station hired by Buyer on the Closing Date that are accrued but unpaid at the Effective Time shall be deemed Prorated Obligations for purpose of Section 2.2 above subject to the indemnification provisions provided in this Agreement.

         10.3 NO LIABILITY FOR EMPLOYEE PLANS. Buyer shall not be required to assume any Employee Plan or any Liabilities with respect thereto. Nothing herein shall obligate or be deemed to obligate Buyer to create, adopt or maintain any Employee Plan. Any expenses and benefits with respect to medical claims incurred by any current or former employees of the Station or WXON-TV, Inc. or their covered dependents on or before the Effective Time shall be the responsibility of Seller.

         10.4 INDEMNITY. Seller shall indemnify, defend and hold Buyer and its affiliates harmless from and against any and all claims, actions, suits, demands, proceedings, losses, expenses, damages, obligations and Liabilities (including costs of collection, attorney's fees and other costs of defense) arising out of or otherwise in respect of (i) any claim made for severance pay arising in connection with the Seller's employment or termination of any current or former employee of the Seller; (ii) any claim made pursuant to the Worker Adjustment and Retraining and Notification Act arising in connection with the Seller's employment or termination of any current of former employee of the Seller; (iii) benefits or claims incurred by any current or former employees under, or in connection with, any Employee Plan, program or arrangement maintained or contributed to by the Seller or any affiliate of the Seller; and
(iv) claims or Liabilities arising by reason of or relating to any failure of the Seller to comply with Code Section 4980B or Part 6 of Title I of ERISA.

    11.  RISK OF LOSS; CASUALTY OR CONDEMNATION.

         11.1 RISK OF LOSS. The risk of any loss, damage or impairment, confiscation or condemnation of the Broadcasting Assets

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

or any part thereof from fire or any other casualty or cause shall be borne by Seller at all times prior to the Closing.

         11.2 CASUALTY.

                   (a) If: (i) the Broadcasting Assets are damaged or destroyed by fire or other casualty or cause between the date hereof and the Closing Date or there is an environmental condition requiring remediation and it will take more than 30 days to repair or remediate and the repair cost or remediation cost, individually or in the aggregate (the "Repair Cost"), will exceed $1,000,000; or (ii) there is any condemnation of a Substantial Portion (hereinafter defined) of the real property included in the Broadcasting Assets, Buyer shall have the option either: (i) to accept the Broadcasting Assets in their condition and reduce the Purchase Price by the sum of the Repair Costs and/or the diminution in value caused by the condemnation; (ii) to accept the Broadcasting Assets in their condition without a reduction in the Purchase Price but with Seller assigning or delivering to Buyer all of Seller's rights to any insurance proceeds for any damage or destruction and/or condemnation awards; or
(iii) to cancel this Agreement by giving written notice to WXON-TV, Inc. not later than fifteen (15) days after the Repair Cost is determined or the condemnation occurs. Seller shall promptly notify Buyer in writing of any fire or other casualty occurring with respect to the Broadcasting Assets. Seller shall provide Buyer and its agents and contractors with access to any damaged Broadcasting Assets following any fire or other casualty so that Buyer can obtain an

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

estimate of the Repair Cost within thirty (30) days after Seller notifies Buyer of the fire or other casualty.



                   (b) If: (i) any of the Broadcasting Assets are damaged or destroyed by fire or other casualty or cause between the date hereof and the Closing Date or there is an environmental condition requiring remediation and the Repair Cost is equal to or less than $1,000,000; or (ii) there is a condemnation of less than a Substantial Portion of the Broadcasting Assets, Buyer shall have the option either (i) to accept the Broadcasting Assets in their condition and reduce the Purchase Price by the sum of the Repair Cost and/or the diminution in value caused by the condemnation, or (ii) to accept the Broadcasting Assets in their condition without a reduction in the Purchase Price but with Seller assigning or delivering to Buyer all of Seller's rights to any insurance proceeds for any damage or destruction and/or any condemnation awards.

         11.3 REPAIR PARAMETERS. If any of the Broadcasting Assets are damaged or destroyed by fire or other casualty or cause between the date hereof and the Closing Date and Buyer elects to have WXON-TV, Inc. repair such damage, all repairs shall be: (i) completed at least fifteen (15) days prior to the Closing Date; (ii) completed in a good and workmanlike manner, using materials, labors and finishes resulting in the completed repairs being of the same or better quality than immediately prior to the damage; and (iii) subject to the reasonable approval of Buyer's engineers or contractors.

         11.4 CONDEMNATION. If any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to the real property included in the Broadcasting Assets or any portion thereof, WXON-TV, Inc. shall promptly notify Buyer thereof. For purposes of Section 11 of this Agreement, a Substantial Portion of the real property shall mean any portion of the land the condemnation of which would render the balance of the land not reasonably suitable for its intended purposes.

         11.5 FAILURE OF BROADCAST TRANSMISSION. In the event the Station shall cease broadcast transmission for a period of ten consecutive days, Buyer shall have the right, by written notice to WXON-TV, Inc., to terminate this Agreement without further obligation to Seller hereunder.

    12. BOOKS AND RECORDS. Buyer shall be entitled to all relevant records required for the ownership or operation of the Station, including but not limited to, copies of books of account and accounting records, technical information and engineering data, programming information, employment records, customer lists and files, advertising records, FCC logs, asset history files, and other files, documents and correspondence of Seller relating to the operation of the Station prior to the Closing Date as shall be reasonably necessary to the maintenance of the business affairs of the Station after the Closing Date; PROVIDED, HOWEVER, that for a period of seven (7) years Buyer shall retain and make available for inspection by WXON-TV, Inc. and its representatives for any reasonable purpose all such records, books of account, files,

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

documents and correspondence, and Buyer shall not dispose of, alter or destroy any such materials without giving sixty (60) days' prior written notice to WXON-TV, Inc. so that WXON-TV, Inc. may, at its expense, examine, make copies of, or take possession of such materials. Within seven (7) days after the Closing, WXON-TV, Inc. shall deliver to Buyer in accordance with Buyer's instructions all documents relating to the Station that are in the possession of Seller or any of its representatives or agents. For a period of seven (7) years after the Closing Date, Seller shall give Buyer and its counsel and accountants reasonable access, during normal business hours and in accordance with mutually satisfactory, prior arrangements, to such other records, books of account, files, documents and correspondence relating to the Seller and its affiliates prior to the Closing Date which Buyer may reasonably deem necessary to comply with applicable federal or state securities laws in connection with any financing the Buyer may be effecting.

    13. POSSESSION AND CONTROL OF THE STATION. Notwithstanding any other provision of this Agreement, between the date of this Agreement and the Closing, WXON-TV, Inc. shall retain ultimate control over the management and operations of the Station. Neither title to the Broadcasting Assets, nor right to possession of the Station shall pass to Buyer until the Closing.

    14. BROKERS. Seller represents and warrants to Buyer that the Seller has not engaged any broker, finder or consultant in connection with this Agreement or the transactions contemplated herein or any aspect hereof other than H. Ben LaRue, whose fees in connection with the transactions contemplated hereby are set forth in a separate agreement heretofore delivered to Buyer. The brokerage commission of H. Ben LaRue shall be paid by Buyer at Closing. Buyer represents and warrants to Seller that it has not engaged any broker, finder or consultant in connection with this Agreement or the transactions contemplated herein. Subject to the previous sentence, each party agrees to indemnify and hold the other parties harmless from any and all loss, cost, Liability, damage and expense
(including legal and other expenses incident thereto) in respect of any claim for a broker, finder or consultant's fee or commission or similar payment by virtue of any alleged agreements, arrangements or understandings with the indemnifying party or any of its affiliates. Notwithstanding any other provision of this Agreement, the representations, warranties and covenants contained in this Section 14 shall survive the Closing Date for four (4) years.

    15.  SURVIVAL; INDEMNIFICATION.

         15.1 SURVIVAL. The several representations and warranties of the parties contained in this Agreement (or in any document delivered in connection herewith) shall be deemed to have been made on the date of this Agreement and on the Closing Date, shall survive the Closing Date and shall remain operative and in full force and effect for two (2) years and any claim made with respect to the representations and warranties must be made within two (2) years from the Closing Date. The covenants contained in this Agreement shall survive Closing.

         15.2 SELLER'S INDEMNIFICATION - BREACHES. Subject to Section 15.5, Seller agrees to indemnify, defend and hold Buyer and its affiliates harmless from and against:

              15.2.1 BREACH. Any and all loss, cost, Liability, damage and expenses (including reasonable legal and other expenses incident thereto) resulting from the breach of the Seller's representations, warranties, covenants and agreements (without reference to any "materiality" limiting or qualifying contained therein) contained in this Agreement (whether known or unknown by Buyer at the Closing); PROVIDED, HOWEVER, that any claim for a breach of a representation or warranty shall have been made prior to the expiration date thereof set forth in Section 15.1 above, and any such claim for indemnification shall be subject to Section 15.5 hereof.

              15.2.2 LIABILITIES. Any Retained Obligations and any and all actions, suits, proceedings, demands, assessments, judgments, costs, and expenses (including reasonable legal and other expenses incident thereto), resulting from causes of action or claims of any kind asserted by unrelated third parties arising with respect to the operations of the Station prior to the Closing (excluding any and all such Liabilities arising or resulting from a breach of any of Buyer's agreements or warranties or an inaccuracy of any of Buyer's representations hereunder).

         15.3 SELLER'S SATISFACTION OF RETAINED LIABILITIES. Seller agrees to discharge all Retained Liabilities as the same become due and payable.

         15.4 BUYER'S INDEMNIFICATION. Buyer agrees to indemnify, defend and hold Seller harmless from and after the Closing from and against:

              15.4.1 BREACH. Any and all loss, cost, Liability, damage and expense (including reasonable legal and other expenses incident thereto) resulting from Buyer's breach of any of its representations, warranties, covenants and agreements under this Agreement; PROVIDED, HOWEVER, that any such claim, for breach of a representation or warranty shall have been made prior to the expiration date thereof, if any, set forth in Section 15.1 above; and

              15.4.2 LIABILITIES. Any Assumed Obligations and any and all actions, suits, proceedings, demands, assessments, judgments, costs, and expenses (including reasonable legal and other expenses incident thereto), resulting from causes of action or claims of any kind asserted by unrelated third parties arising with respect to the operations of the Station after the Closing (excluding any and all such Liabilities arising or resulting from a breach of any of Seller's agreements or warranties or an inaccuracy of any of Seller's representations hereunder).

         15.5 LIMITATION ON OBLIGATIONS. Notwithstanding anything to the contrary in Section 15.2 above, Seller shall not be obligated to make any payments under Section 15.2.1 above with respect to a breach of a representation or warranty unless the aggregate amounts of all claims made thereunder equals or exceeds $100,000, and in such event payments shall be made from dollar one. Neither Buyer nor Seller shall have liability under this Agreement for breach or any liability in excess of $5 million except in the case of bad faith conduct.

         15.6 TAXES. Seller, on the one hand, and Buyer, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Broadcasting Assets as is reasonably necessary for the preparation of any return of Taxes, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

         15.7 INDEMNIFICATION CLAIM. Upon obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification ("Indemnitee") shall promptly give written notice ("Notice of Claim") of such claim or demand to the party or parties it is seeking indemnification from ("Indemnitor"). Indemnitee shall furnish to the Indemnitor in reasonable detail such information as Indemnitee may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in

Section 15.1 hereof, no failure or delay by Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of Indemnitor to indemnify and hold Indemnitee harmless, except to the extent that such failure or delay shall have adversely affected Indemnitor's ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which Indemnitee is entitled to indemnification hereunder.

         15.8 NOTICE OF CLAIM. If the claim or demand set forth in the Notice of Claim given by Indemnitee pursuant to Section 15.7 hereof is a claim or demand asserted by a third party, Indemnitor shall have twenty-five (25) days after the Date of Notice of Claim to notify Indemnitee in writing of its election to defend such third party claim or demand on behalf of the Indemnitee. If Indemnitor elects to defend such third party claim or demand, Indemnitee shall make available to Indemnitor and his agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist Indemnitor in the defense of, such third party claim or demand, and so long as Indemnitor is defending such third party claim in good faith, Indemnitee shall not pay, settle or compromise such third party claim or demand. If Indemnitor elects to defend such third party claim or demand, Indemnitee shall have the right to participate in the defense of such third party claim or demand, at Indemnitee's own expense. In the event, however, that Indemnitee reasonably determines that representation by counsel to Indemnitor of both

Indemnitor and Indemnitee may present such counsel with a conflict of interest, or where non-monetary relief is being sought against Indemnitee by a third party, then such Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and Indemnitor will pay the fees and disbursements of such counsel; PROVIDED, HOWEVER, that Indemnitor shall not be required to pay the fees and disbursements of more than one separate law firm for all Indemnitees in any jurisdiction in any single action or proceeding. If Indemnitor does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder at Indemnitor's expense, to defend such third party claim or demand; provided, however, that (i) Indemnitee shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; and (ii) Indemnitee's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of Indemnitor under the agreements of indemnification set forth in this Section 15.

         15.9 INDEMNITOR'S OBLIGATIONS. Except for third party claims being defended in good faith, Indemnitor shall satisfy its obligations hereunder in cash within thirty (30) days after the Date of Notice of Claim.

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

         15.10 DATE OF NOTICE OF CLAIM. The term "Date of Notice of Claim" shall mean the date the Notice of Claim is effective pursuant to Section 21.6 of this Agreement.

         15.11 CONSENT OF INDEMNITEE. No claim giving rise to a Notice of Claim shall be compromised or settled except with the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld.

    16. HART-SCOTT-RODINO FILINGS. Within 30 days of the execution of this Agreement, each party shall make or cause to be made any and all filings which are required under HSRA with respect to the transactions contemplated by this Agreement, the filing fees for which shall, subject to Section 21.21 hereof, be borne equally by the WXON-TV, Inc. and the Buyer, and shall cooperate in the taking of all steps that are necessary, proper or desirable to expedite the preparation and filing of such notification and the furnishing of all information required in connection therewith.

    17.  RESERVED.

    18.  TERMINATION.  This Agreement may be terminated:

         18.1 BUYER. By Buyer if the Closing shall not have occurred on or prior to April 1, 1997 (the "Final Date") (other than as a result of a material breach of this Agreement by Buyer);

         18.2 WXON-TV, INC. Subject to the provisions of the Side Letter, by WXON-TV, Inc. if the Closing shall not have occurred on or prior to the Final Date (other than as a result of a material breach of this Agreement by Seller);

         18.3 MUTUAL CONSENT. By mutual consent of Buyer and WXON-TV, Inc., which consent may be withheld at the absolute discretion of each party;

         18.4 BY WXON-TV, INC. UPON BREACH. Subject to Section 21.1, by WXON-TV, Inc. if: (i) Buyer is in material breach of this Agreement; and (ii) Seller is not then in material breach of this Agreement.

         18.5 BY BUYER UPON BREACH. Subject to Section 21.1, by Buyer: if (i) the Seller is in material breach of this Agreement; and (ii) Buyer is not then in material breach of this Agreement;

         18.6 SELLER OR BUYER. Subject to the provisions of the Side Letter and Section 21.1, by WXON-TV, Inc. or by Buyer if, at or before the Closing, any material condition set forth herein for the benefit of Seller or Buyer, respectively, shall not have been timely met and cannot be met by the other party thereto or its permitted assigns on or before the Closing Date and has not been waived.

    19.  RESERVED.

    20.  RESERVED.

         20.1 RESERVED.

         20.2 CONFIDENTIALITY.

              20.2.1 SELLER. Seller, its officers, directors, employees and representatives shall at all times from the date hereof until two (2) years after the Closing Date, maintain confidential and not use for any purpose other than the operation of the Station, any information relating to the Station (other than information in the public domain not as the result of a breach of this Agreement), its business and operations except: (i) for disclosure to authorized representatives of Buyer; (ii) as necessary to the performance of this Agreement; (iii) as authorized in writing by the Buyer; or (iv) to the extent that disclosure is required by law or the order of any Governmental Authority under color of law; PROVIDED, THAT, prior to disclosing any information pursuant to this clause (iv), the disclosing Person shall have given prior written notice thereof to Buyer and provided Buyer with the opportunity to contest such disclosure at the Buyer's expense.

              20.2.2 BUYER. Prior to the Closing, Buyer shall keep and shall cause its respective directors, officers, employees and Agents (collectively, "Buyer's Representatives") to keep all information with respect to Seller and/or the Station obtained in connection with the negotiation and performance of this Agreement (other than information in the public domain not as the result of a breach of this Agreement), as confidential and shall not disclose, and shall cause Buyer's Representatives not to disclose, such information to any third party (other than Buyer's financing sources or potential financing sources or as may be required in connection with any financing) without Seller's express prior written consent, except: (i) for disclosure to authorized representatives of Seller; (ii) as necessary to the performance of this Agreement; (iii) as authorized in writing by the Seller; or
(iv) to the extent that disclosure is required by law or the order of any Governmental Authority under color of law; PROVIDED, THAT,

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prior to disclosing any information pursuant to this clause (iv), the disclosing Person shall have given prior written notice thereof to Seller and provided Seller with the opportunity to contest such disclosure at the Seller's expense. If the transactions contemplated by this Agreement are not consummated, Buyer will return to Seller all confidential information obtained from Seller by Buyer or Buyer's Representatives. Buyer shall advise any third party to whom disclosure of confidential information is made hereunder of the confidential nature of such information and shall request that the confidentiality of such information be preserved.

         20.3 SPECIFIC PERFORMANCE. Buyer and Seller hereby acknowledge that the damages Buyer or Seller would sustain in the event of any violation of the provisions of this Section 20 are difficult or impossible to ascertain. Accordingly, the Buyer and Seller hereby agree that Buyer or Seller shall be entitled, in addition to any other remedy or damages available to them in the event of any such violation, to injunctive relief to restrain such violation by Buyer or Seller or any Person intended to be subject to the restriction contained herein which may be acting for or with the Seller or Buyer or such other Person.

    21.  MISCELLANEOUS.

         21.1 DEFAULT GRACE PERIOD. Notwithstanding any other provision of this Agreement, if a default by any party hereto can be cured or a condition satisfied within fifteen (15) business days after the time initially fixed for Closing as set forth herein, then the Closing Date shall be extended for the period (not to

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exceed fifteen (15) business days) required for such party to make such cure or satisfaction. If such cure or satisfaction cannot be, or is not, completed within fifteen (15) business days after such initial time, then the rights of the parties shall be governed by the applicable provisions of this Agreement.

         21.2 COSTS, EXPENSES, ETC.. Except as provided elsewhere herein each of the parties hereto shall bear all costs and expenses incurred by it in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein. The payment of all sales, use, transfer or similar Taxes, documentation stamps, or other charges imposed by any and all Governmental Authorities (including any income or gain Taxes) with respect to the transfer of title to the Broadcasting Assets hereunder and the other transactions anticipated hereby shall be borne by WXON-TV, Inc. All recording costs and fees incurred in connection with the clearing and removing any liens and Encumbrances not assumed by Buyer to which the Broadcasting Assets may be subject, so as to permit Seller to convey good and marketable title to the Broadcasting Assets free and clear of all Encumbrances other than the Permitted Encumbrances, shall be the responsibility of WXON-TV, Inc.

         21.3 FURTHER ASSURANCES. Each party shall, from time to time, upon the request of another party, execute, acknowledge and deliver to the other party such other documents or instruments, and take any and all actions as are reasonably necessary for the

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implementation and consummation of the transactions contemplated by this
Agreement.

         21.4 NOTICE OF PROCEEDINGS. Buyer or Seller, as the case may be, will notify no later than two (2) business days the other in writing upon becoming aware of any labor organization drive or any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any Governmental Authority of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

         21.5 BULK SALES LAW. Buyer waives compliance by Seller with the provisions of bulk sales and similar laws applicable to this transaction, if any; PROVIDED, HOWEVER, that any loss, liability, obligation or cost suffered by Buyer as a result of the failure by the Seller to comply therewith shall be borne by Seller and that Seller shall indemnify Buyer and hold Buyer harmless therefrom.

         21.6 NOTICES. Any notice, request, demand or consent required or permitted to be given under this Agreement shall be in writing (including telexes, telecopies, facsimile transmissions and similar writings) and shall be effective when transmitted and confirmation of receipt is obtained for telexes, telecopies, facsimile transmissions and similar writings; when delivered

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personally; one day after sent by recognized overnight courier; and five days after sent by mail, first class, postage prepaid, registered mail, return receipt requested; in each case to the following address or telephone number, as applicable:

    If to Seller to:    Smithwick & Belendiuk P.C.
                        1990 M Street, N.W.
                        Suite 510
                        Washington, D.C. 20036
                        Attn:  Arthur V. Belendiuk
                        Telephone:   (202) 785-2800
                        Telecopier:  (202) 785-2804

    with copies to:     Edwards, Koshiw, Melton & Company P.C.
                        2850 Coolidge Highway
                        Suite 103
                        Troy, Michigan 48084
                        Attn:  Richard A. Edwards
                        Telephone:   (810) 643-4545
                        Telecopier:  (810) 643-7392

    If to Buyer:        Granite Broadcasting Corporation
                        767 Third Avenue
                        34th Floor
                        New York, New York 10017
                        Attn: Mr. W. Don Cornwell, Chairman
                             and Chief Executive Officer
                        Telephone:  (212) 826-2530
                        Telecopier: (212) 826-2858

    with copies to:     Akin, Gump, Strauss, Hauer
                        & Feld, L.L.P.
                        1333 New Hampshire Avenue, N.W.
                        Suite 400
                        Washington, D.C. 20036
                        Attn:  Russell W. Parks, Jr., P.C.
                        Telephone:  (202) 887-4092
                        Telecopier: (202) 887-4288
or at such other address as either party shall specify by notice to the other.

         21.7 HEADINGS AND ENTIRE AGREEMENT; AMENDMENT. The section and subsection headings do not constitute any part of this Agreement and are inserted herein for convenience of reference

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only.  This Agreement and the letter of even date herewith between the parties hereto (the "Side Letter") embody the entire agreement between the parties with respect to the subject matter hereof. Neither this Agreement nor the Side Letter may be amended, modified or changed orally, but only in writing signed by the party against whom enforcement of any amendment, modification, change, waiver, extension or discharge is sought.

         21.8 WAIVER. No waiver of a breach of, or default under, any provision of this Agreement shall be deemed a waiver of such provision or of any subsequent breach or default of the same or similar nature or of any other provision or condition of this Agreement.

         21.9 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Neither this Agreement nor any obligation hereunder shall be assignable except with the prior written consent of the other party which may be withheld for any reason; PROVIDED, HOWEVER, that Buyer may assign this Agreement, in whole or in part, to any direct or indirect wholly owned subsidiary of Buyer provided such assignment shall not relieve Buyer of its obligations under this Agreement.

         21.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which taken together shall constitute one agreement.

         21.11 EXHIBITS, SCHEDULES AND ATTACHMENTS. The Exhibits, Schedules and attachments attached to this Agreement are

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incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions in this Agreement shall control.

         21.12 RIGHTS CUMULATIVE. Except as set forth herein, all rights, powers and remedies herein given to Buyer and Seller are cumulative and not alternative, and are in addition to all statutes or rules of law.

         21.13 GOVERNING LAW; JURISDICTION AND VENUE. This Agreement, and the rights and obligations of Buyer and Seller hereunder, shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed therein. The parties irrevocably consent to the exclusive jurisdiction of the courts of Michigan to resolve any dispute related to this Agreement, and also to the convenience of the Circuit Court for Oakland County, Michigan, to resolve any such dispute.

         21.14 SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstance, is held invalid, such invalidity shall not affect any other provision which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable.

         21.15 THIRD PARTY RIGHTS. Nothing in this Agreement (including the Schedules, Exhibits and other attachments hereto, or any other attachment hereto, or any ancillary agreement, instrument

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or document contemplated hereby or relating hereto) shall be deemed to create any right with respect to any Person or property not a party to this Agreement.

         21.16 PRESS RELEASES. Except as otherwise required by law, Buyer and WXON-TV, Inc. shall: (a) prior to its issuance of any press release relating to the transactions contemplated by this Agreement, submit to and consult with the other party with respect to such press release; and (b) use its best efforts to characterize the other party, in any other public statements made by the party making such statement about the other party, on substantially the same basis as in any press release made by the party making such statement. No Stockholder shall be permitted to issue a press release relating to the transactions contemplated hereby.

         21.17 SPECIFIC PERFORMANCE. Buyer and Seller hereby agree that they shall be entitled, in addition to any other remedies or damages available to them in the event of any breach of this Agreement, to specific performance of the obligations under this Agreement.

         21.18 PAYMENTS. In the event that this Agreement is terminated other than pursuant to the terms of the Side Letter, in addition to any other remedies or damages in excess of the payments theretofore made by Buyer to Seller, Seller shall be entitled to retain such payments.

         21.19 NO RECOURSE. Except as provided herein or provided by law, no officer, director, stockholder or affiliate of

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WXON-TV, Inc. shall have any liability for the obligations of WXON-TV, Inc.
under this Agreement.

         21.20 RIGHT TO PAYMENTS. If either party (the "Initial Recipient") hereto receives any payments, the other party (the "Proper Recipient") is entitled to hereunder, the Initial Recipient shall promptly notify the Proper Recipient of receipt of, and within ten (10) business days transfer to the Proper Recipient, such payments.

         21.21 FILING FEES. The filing fees incurred in connection with the FCC Applications and any filing made pursuant to HSRA shall be paid by Buyer when such filings are made. At the Closing, Seller shall reimburse Buyer, by check, for one-half of the amount of such fees. If the Closing does not occur, however, other than as a result of termination of this Agreement pursuant to
Section 18.5 hereof, Seller shall have no reimbursement obligation for the fees identified in the initial sentence of this Section 21.21.

         21.22     TAX MATTERS.

              21.22.1 DELIVERIES. Not less than ten (10) days prior to the Closing, Seller shall deliver to Buyer:

                        (a) Federal Forms 1120-S for WXON-TV, Inc. for the tax years ending in 1992 forward to the extent previously filed.

                        (b) Michigan Forms C-8000 for WXON-TV, Inc. for the tax years ending in 1992 forward to the extent previously filed.

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                        (c)  Tax depreciation work papers for the above years
to determine recapture.

                        (d) Written authorization to obtain a Tax Status Letter from the Michigan taxing authorities.

              21.22.2 TAX ESCROW. At the Closing, Seller shall escrow with a third party mutually acceptable to the parties the amount of its unpaid Michigan business Taxes as of the Closing.

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    IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the date and year first above written.

                                GRANITE BROADCASTING CORPORATION



                                By: /s/ W. DON CORNWELL
                                   -----------------------------
                                   W. Don Cornwell, Chairman and
                                     Chief Executive Officer


                                WXON-TV, Inc.



                                By: /s/ ABEN JOHNSON
                                   -----------------------------
                                   Aben Johnson, President


                                In the event WXON-TV, Inc. fails
                                to meet its obligations under
                                Section 15 of this Agreement, the
                                undersigned agrees to satisfy such
                                obligations to Buyer as to: (a) any
                                claim made by Buyer within 24 months
                                after the Closing Date; and (b) the
                                undersigned's liability under this
                                paragraph shall be limited to $5
                                million.

                                /s/ ABEN JOHNSON
                                --------------------------------
                                Aben Johnson, Individually


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